As filed with the Securities and Exchange Commission on November 15, 2017
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4911	46-4780940
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
(240) 762-7700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea Rocheleau
General Counsel and Secretary
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
(240) 762-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert Risoleo, Esq. Sullivan & Cromwell LLP 1700 New York Avenue, N.W. Suite 700 Washington, District of Columbia 2006

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	34,273,879	$12.16	$416,770,368	$51,888

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s Class A common stock on November 14, 2017, as reported on the NASDAQ Global Select Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 15, 2017
34,273,879 Shares

TerraForm Power, Inc.
Class A Common Stock

The selling stockholders identified in this prospectus may offer, from time to time, up to 34,273,879 shares of our Class A common stock (the “Class A common stock” or “Class A shares”). We are registering such shares under the terms of a registration rights agreement between us and the selling stockholders. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.
Our Class A common stock trades on the NASDAQ Global Select Market under the symbol “TERP.” On November 14, 2017, the last reported sale price of our Class A common stock on the NASDAQ Global Select Market was $12.17 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including any information incorporated herein by reference, and any amendments or supplements carefully before you make your investment decision.
See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.
At the time the selling stockholders offer shares registered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The selling stockholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling stockholder may sell shares through agents it selects or through underwriters and dealers it selects. The selling stockholder also may sell shares directly to investors. If the selling stockholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2017.

We have not and the selling stockholders have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless the context provides otherwise, references herein to (i) “Brookfield” and “Sponsor” refer to Brookfield Asset Management Inc. together with, where appropriate, its consolidated subsidiaries and its affiliates, (ii) “SunEdison” refer to SunEdison, Inc. together with, where applicable, its consolidated subsidiaries, and (iii) “we,” “our,” “us,” “our company,” the “Company” and “TerraForm Power” refer to TerraForm Power, Inc., together with, where applicable, its consolidated subsidiaries.

i

Trademarks and Trade Names
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of Brookfield Asset Management Inc.,SunEdison, Inc. and their affiliates and third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Industry and Market Data
This prospectus includes or incorporates by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. Although we believe that the third-party sources referred to in this prospectus are reliable and the information generated internally is accurate, neither we nor the selling stockholders have independently verified any of the information from third-party sources. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and our public filings with the Securities and Exchange Commission.
As used in this prospectus, all references to watts (e.g., Megawatts, Gigawatts, MW, GW, etc.) refer to measurements of direct current, or “DC,” with respect to solar generation assets, and measurements of alternating current, or “AC,” with respect to wind generation assets.

ii

SUMMARY
The following summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all the information you should consider before investing in our Class A common stock. Before making an investment decision, you should read this entire prospectus carefully, including the matters set forth our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, each of which is incorporated herein by reference, and should consider, among other things, our consolidated financial statements and related notes thereto incorporated by reference herein.
About TerraForm Power, Inc.
TerraForm Power owns and operates a high-quality, diversified renewable power portfolio of solar and wind assets located primarily in the U.S., totaling more than 2600 megawatts of installed capacity. TerraForm Power has a mandate to acquire operating solar and wind assets in North America and Western Europe. It is sponsored by Brookfield Asset Management Inc., a leading global alternative asset manager with more than US $250 billion of assets under management.
TerraForm Power’s objective is to deliver an attractive and sustainable total annual return of 12% to shareholders, comprised of a strong dividend yield and target annual dividend growth of 5-8%.
TerraForm Power is a holding company and its only material asset is an equity interest in TerraForm Power, LLC, or "Terra LLC." TerraForm Power is the managing member of Terra LLC, and operates, controls and consolidates the business affairs of Terra LLC.
Corporate Information
Our principal executive offices are located at 7550 Wisconsin Avenue, 9th, Floor, Bethesda, Maryland 20814. Our telephone number is (240) 762-7700. Our website address is www.terraformpower.com . Information contained on our internet site is not incorporated by reference into the prospectus and does not constitute part of this prospectus.

Our Business Strategy

Our primary business strategy is to acquire, own and operate solar and wind assets in North America and Western Europe. We are the owner and operator of a 2,600 MW diversified portfolio of high-quality solar and wind assets, primarily in the US, underpinned by long-term contracts.

On April 21, 2016, SunEdison Inc., our previous sponsor, and certain of its domestic and international subsidiaries (the "SunEdison Debtors") voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the "SunEdison Bankruptcy"). In anticipation of and in response to SunEdison’s financial and operating difficulties, which culminated in the SunEdison Bankruptcy, at the direction of our Board of Directors, we undertook a number of strategic initiatives to mitigate the adverse impacts of the SunEdison Bankruptcy on the Company.

As part of this overall strategic review process, we also initiated a process for the exploration and evaluation of potential strategic alternatives for the Company, including potential transactions to secure a new sponsor or sell the Company. On March 6, 2017, this process resulted in our entry into a definitive merger and sponsorship transaction agreement (the “Merger Agreement”) and agreements to enter into a suite of support and sponsorship arrangements (the "Sponsorship Transaction") with Brookfield and our entry into a settlement agreement and a voting and support agreement with SunEdison and the SunEdison Debtors. The Sponsorship Transaction was completed on October 16, 2017. In this prospectus, we generally refer to these collective transactions, and any other agreements or arrangements entered into in connection therewith, as the “Merger and Sponsorship Transaction.”

Our goal is to pay dividends to our shareholders that are sustainable on a long-term basis while retaining within our operations sufficient liquidity for recurring growth capital expenditures and general purposes. We are targeting a total return to shareholders of approximately 12%. We believe this target is sustainable over the long term, and expect it will be comprised of an attractive dividend yield, supported by a payout ratio of 80-85% of CAFD plus dividend per share growth of 5-8%. We expect to achieve this growth and deliver returns by focusing on the following initiatives:

•
Margin Enhancements:

We believe there is significant opportunity to enhance our cash flow through productivity enhancements by implementing a structure which is flatter and eliminates duplicative functions. In addition, we plan to automate a number of processes that are currently very labor intensive and in-source asset management and certain back office functions and expect to realize cost savings through reductions in O&M expenses.

•
Organic Growth:

We plan to develop a robust organic growth pipeline comprised of opportunities to invest in our existing fleet on an accretive basis as well as add-on acquisitions across our scope of operations. We have identified several compelling opportunities to invest in our fleet, including asset repowerings, site expansions and potentially adding energy storage to existing sites.

•

Value-oriented acquisitions

We expect to evaluate a number of acquisition opportunities with a focus on sourcing off-market transactions at more attractive valuations than auction processes. We believe that multi-faceted transactions such as take privates and recapitalizations may enable us to acquire high quality assets at attractive relative values.

We have a right of first offer (ROFO) to acquire certain renewable power assets in North America and Western Europe owned by Brookfield and its affiliates. The ROFO portfolio currently stands at 3,500 MW. Over time, as Brookfield entities look to sell these assets, we will have the opportunity to make offers for these assets and potentially purchase them if the prices meet our investment objectives.

Recent Corporate Governance Changes

Certain corporate governance changes were implemented following the completion of the Merger.

Resignation of Mr. Peter Blackmore as Interim Chief Executive Officer

On October 16, 2017, effective immediately following the effective time of the Merger, Mr. Blackmore resigned from his position as the Interim Chief Executive Officer of the Company. Mr. Blackmore’s resignation as the Interim Chief Executive Officer of the Company was not the result, in whole or in part, of any disagreement with the Company.

Resignation of Ms. Rebecca Cranna as Executive Vice President and Chief Financial Officer

On October 16, 2017, effective immediately following the effective time of the Merger, Ms. Cranna resigned from her position as the Executive Vice President and Chief Financial Officer of the Company. Ms. Cranna’s resignation as the Executive Vice President and Chief Financial Officer of the Company was not the result, in whole or in part, of any disagreement with the Company.

Resignation of Mr. Sebastian Deschler as Senior Vice President, General Counsel and Secretary

On October 16, 2017, effective immediately following the effective time of the Merger, Mr. Deschler resigned from his position as the Senior Vice President, General Counsel and Secretary of the Company. Mr. Deschler’s resignation as the Senior Vice President, General Counsel and Secretary of the Company was not the result, in whole or in part, of any disagreement with the Company.

Election of Messrs. Brian Lawson, Harry Goldgut, Richard Legault, Sachin Shah and Mark “Mac” McFarland to the Board

On October 16, 2017, effective immediately following the effective time of the Merger and the resignation of Ms. Fox and Messrs. Blackmore, Compton, Dahya, Pauker, Rosenberg and Stark from their respective positions as directors of the Board, Messrs. Brian Lawson, Harry Goldgut, Richard Legault, Sachin Shah and Mark “Mac” McFarland became directors of the Board.  Certain biographical and other information with respect to Messrs. Lawson, Goldgut, Legault, Shah and McFarland is set forth below.  The Company believes that Mr. McFarland qualifies as an independent director under applicable stock exchange rules. Mr. Christian S. Fong and Mr. Edward “Ned” Hall continued as directors of the Board of the Company.

Biography of Mr. Brian Lawson

Mr. Lawson, age 58, is a Senior Managing Partner and Chief Financial Officer of Brookfield. In that role, he is responsible for Brookfield’s global finance, treasury and risk management functions. He also sits on a number of its investment committees. Since joining Brookfield in 1988, Mr. Lawson has held a number of senior management positions in Brookfield’s investment and finance operations before assuming his current role in 2002.  Mr. Lawson was named Canada’s CFO of the Year in 2013 by PwC, FEI Canada and Robert Half International.  Mr. Lawson is a member of the Governing Council of the University of Toronto and is Chair of the Trinity College School Foundation. Mr. Lawson is a director of Community Food Centers Canada.

Biography of Mr. Harry Goldgut

Mr. Goldgut, age 61, is Executive Chairman of Brookfield’s infrastructure and power groups.  Mr. Goldgut, who has been with Brookfield since 1997, led the expansion of Brookfield’s renewable power and utilities operations, with primary responsibilities for strategic initiatives and senior regulatory relationships. He has played an active role in the restructuring of the electricity industry in Ontario, Canada, as a member of several governmental committees, including the Electricity Market Design Committee, the Minister of Energy’s Advisory Committee, the Clean Energy Task Force, and the Ontario Energy Board Chair’s Advisory Roundtable.  Mr. Goldgut attended the University of Toronto and holds an LL.B from Osgoode Hall Law School of York University.

Biography of Mr. Richard Legault

Mr. Legault, age 58, is Executive Chairman of Brookfield’s renewable power group, one of the world’s largest publicly-traded pure-play renewable power platforms globally. Until August 2015, Mr. Legault was Chief Executive Officer of Brookfield Renewable Partners L.P. He has been instrumental in the development and continued growth of Brookfield’s renewable business, which is now well established in North America, South America and Europe. Mr. Legault was Chief Financial Officer of Brookfield from 2000 to 2001, and in his 28 years with Brookfield has held several senior positions in operations, finance and corporate development.  Mr. Legault serves on the Board of Directors of Isagen, the third-largest power generation company in Colombia. He also serves on the Board of QG100, a Québec association of Global business CEOs. Mr. Legault also is a member of Brookfield’s Health and Safety Steering Committee.

Biography of Mr. Sachin Shah

Mr. Shah, age 40, is a Senior Managing Partner of Brookfield, the Chief Executive Officer of the Brookfield Renewable Group and the Chief Executive Officer of Brookfield Renewable Partners L.P.  Mr. Shah joined Brookfield in 2002 and has held a variety of senior finance roles across the organization.  In 2011, Mr. Shah became the Chief Financial Officer of Brookfield Renewable Partners L.P. and since that time has been instrumental in growing the platform into a global business diversified across multiple technologies.  He is on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship.  Mr. Shah holds a Bachelor of Commerce degree from the University of Toronto.  He is a member of the Chartered Professional Accountants of Canada.

Biography of Mr. Mark “Mac” McFarland

Mr. McFarland, age 48, is currently serving as President and Chief Executive Officer of GenOn Energy, Inc.  Mr. McFarland previously served as Chief Executive Officer of Luminant, a subsidiary of Energy Future Holdings, from 2013 to 2016.  From 2008 to 2013, Mr. McFarland served in a dual role as Chief Commercial Officer of Luminant and Executive Vice President, Corporate Development and Strategy, of Energy Future Holdings.  From 1999 to 2008, Mr. McFarland served in various roles at Exelon Corporation, including most recently as Senior Vice President, Corporate Development from 2005 to 2008 and Vice President, Exelon Generation from 2003 to 2005.  Mr. McFarland has more than 25 years of experience and has held numerous executive positions with a broad range of responsibilities including operations, finance, commodity risk management and mergers and acquisitions.

Election of Mr. John Stinebaugh as Chief Executive Officer

On October 16, 2017, effective as of the effective time of the Merger, Mr. John Stinebaugh was elected as the Chief Executive Officer of the Company.
Biography of Mr. John Stinebaugh

Mr. Stinebaugh, age 51, brings over 20 years of infrastructure and power expertise to his role as Chief Executive Officer of the Company. Mr. Stinebaugh is a Managing Partner of Brookfield.  Most recently, Mr. Stinebaugh served as head of Brookfield’s infrastructure debt business, responsible for sourcing and overseeing investments as well as operations for Brookfield’s infrastructure debt funds.  Prior to this, Mr. Stinebaugh was Chief Operating Officer of the Brookfield Property Group and previously served as

Chief Financial Officer of the group.  Before his role at Brookfield Property Group, Mr. Stinebaugh was Chief Financial Officer for Brookfield Infrastructure Group and also served as Head of North America, responsible for the group’s origination of investments and operations in the region. Prior to joining Brookfield, Mr. Stinebaugh worked at Credit Suisse Securities in the energy group with responsibility for mergers and acquisitions and leveraged financings.  He received a chartered financial analyst designation in 1995 and graduated with honors with a degree in economics from Harvard University.

Election of Mr. Matthew Berger as Chief Financial Officer

On October 16, 2017, effective as of the effective time of the Merger, Mr. Matthew Berger was elected as the Chief Financial Officer of the Company.

Biography of Mr. Matthew Berger

Mr. Berger, age 46, brings over 20 years of finance experience to his role.  He joined Brookfield in 2013 and most recently has served in Brookfield Property Group as Executive Vice-President and Chief Financial Officer of IDI Gazeley, one of the world’s largest investors and developers of logistics warehouses and distribution parks. In this role, Mr. Berger was responsible for financial operations, including accounting, treasury, tax and finance functions.  Prior to IDI Gazeley, Mr. Berger served as Head of Capital Markets for Brookfield Renewable Energy Group, where he played a key role in supporting the long-term growth of the business on a global scale.

Election of Ms. Andrea Rocheleau as General Counsel

On October 16, 2017, effective as of the effective time of the Merger, Ms. Andrea Rocheleau was elected as the General Counsel of the Company.

Biography of Ms. Andrea Rocheleau

Ms. Rocheleau, age 42, is a Senior Vice President of Brookfield.  Ms. Rocheleau joined Brookfield in 2003 and has held a number of senior positions in Brookfield’s renewable power business since that time.  Prior to joining Brookfield, Ms. Rocheleau worked at a leading law firm in London, where she focused on mergers and acquisitions.  Ms. Rocheleau holds a degree in law from Queen’s University and a degree in commerce from McGill University.

Election of Ms. Valerie Hannah as Chief Operating Officer

On October 16, 2017, effective as of the effective time of the Merger, Ms. Valerie Hannah was elected as the Chief Operating Officer of the Company.

Biography of Ms. Valerie Hannah

Ms. Hannah, age 50, brings deep operating expertise to her role having held a number of leadership positions at Brookfield Renewable Partners L.P., where she helped the company achieve a track record of driving value through growth initiatives, increasing cash flows and mitigating risks.  Prior to her current role, Ms. Hannah served as Senior Vice President, Acquisitions & Integrations at Brookfield Renewable Partners L.P. with a focus on the Company.  She also served as the Chief Financial Officer, North America at Brookfield Renewable Partners L.P. where she was responsible for all capital markets activities including accounting, financial reporting, treasury, and taxation in North America.  Ms. Hannah holds a Graduate Diploma from McGill University (Quebec, Canada) and is a Chartered Accountant.

Compensation of our Executive Officers

Brookfield directly sets the compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel. As such, the Company does not incur any direct expense for their services.

THE OFFERING

Shares of Class A common stock offered by the selling stockholders	Up to 34,373,879 shares of our Class A common stock.

Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of any shares of Class A common stock sold by them pursuant to this prospectus. We will not receive any proceeds from such sales. See “Use of Proceeds.”

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. See “Description of Capital Stock.”

Dividend Policy
Our goal is to deliver a total return of approximately 12% to shareholders. We expect this total return to be comprised of an attractive yield, supported by a payout ratio of 80-85% of CAFD plus dividend per share growth of 5- See “Dividend Policy.”

Risk Factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our Class A common stock. These risks are discussed more fully in “Risk Factors.”

NASDAQ Global Select Market symbol	Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “TERP.”

Unless we indicate otherwise, all information in this prospectus is based on 148,224,429 shares of our Class A common stock outstanding as of October 31, 2017.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth a summary of our selected consolidated financial data as of and for each of the periods indicated. The summary consolidated balance sheets for each of the fiscal years ended December 31, 2016 and 2015 and the summary consolidated statements of operations and comprehensive income (loss) data for each of the years in the three-year period ended December 31, 2016 have been derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 incorporated by reference into this prospectus. The summary consolidated balance sheet data as of September 30, 2017 and the summary consolidated statements of operations and comprehensive income (loss) data for the nine months ended September 30, 2017 and 2016, have been derived from our unaudited consolidated financial statements appears in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 incorporated by reference into this prospectus. Operating results for the periods presented below are not necessarily indicative of results that may be expected for any future periods. You should review this information together with “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical financial statements and their related notes included, as applicable, in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, in each case, incorporated by reference into this prospectus.

	Year Ended December 31,
Selected Consolidated Statements of Operations (In thousands, except per share data)	2016	2015	2014
Operating revenues, net	$654,556	$469,506	$127,156
Operating costs and expenses:
Cost of operations	113,302	70,468	10,630
Cost of operations - affiliate	26,683	19,915	8,063
General and administrative expenses	89,995	55,811	20,984
General and administrative expenses - affiliate	14,666	55,330	19,144
Acquisition and related costs	2,743	49,932	10,177
Acquisition and related costs - affiliate	—	5,846	5,049
Loss on prepaid warranty - affiliate	—	45,380	—
Goodwill impairment	55,874	—	—
Impairment of renewable energy facilities	18,951	—	—
Depreciation, accretion and amortization expense	243,365	161,310	41,280
Formation and offering related fees and expenses	—	—	3,570
Formation and offering related fees and expenses - affiliate	—	—	1,870
Total operating costs and expenses	565,579	463,992	120,767
Operating income	88,977	5,514	6,389
Other expenses (income):
Interest expense, net	310,336	167,805	86,191
Loss (gain) on extinguishment of debt, net	1,079	16,156	(7,635)
Loss on foreign currency exchange, net	13,021	19,488	14,007
Loss on investments and receivables - affiliate	3,336	16,079	—

Other expenses, net	2,218	7,362	438
Total other expenses, net	329,990	226,890	93,001
Loss before income tax expense (benefit)	(241,013)	(221,376)	(86,612)
Income tax expense (benefit)	494	(13,241)	(4,689)
Net loss	(241,507)	(208,135)	(81,923)
Less: Pre-acquisition net income (loss) of renewable energy facilities acquired from SunEdison	—	1,610	(1,498)
Less: Predecessor loss prior to the IPO on July 23, 2014	—	—	(10,357)
Net loss subsequent to IPO and excluding pre-acquisition net income (loss) of renewable energy facilities acquired from SunEdison	(241,507)	(209,745)	(70,068)
Less: Net income attributable to redeemable non-controlling interests	18,365	8,512	—
Less: Net loss attributable to non-controlling interests	(130,025)	(138,371)	(44,451)
Net loss attributable to Class A common stockholders	$(129,847)	$(79,886)	$(25,617)

Weighted average number of shares:
Class A common stock - Basic and diluted	90,815	65,883	29,602
Loss per share:
Class A common stock - Basic and diluted	$(1.47)	$(1.25)	$(0.87)

	Year Ended December 31,
Selected Consolidated Statements of Comprehensive Income (Loss) (In thousands)	2016	2015	2014
Net loss	$(241,507)	$(208,135)	$(81,923)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments:
Net unrealized loss arising during the period	(15,039)	(18,446)	(3,541)
Hedging activities:
Net unrealized (loss) gain arising during the period, net of tax	(86)	26,913	(1,925)
Reclassification of net realized loss into earnings, net of tax[1]	15,967	4,663	—
Other comprehensive income (loss), net of tax	842	13,130	(5,466)
Total comprehensive loss	(240,665)	(195,005)	(87,389)
Less: Pre-acquisition net income (loss) of renewable energy facilities acquired from SunEdison	—	1,610	(1,498)
Less: Pre-acquisition other comprehensive income of renewable energy facilities acquired from SunEdison	—	40,016	—
Less: Predecessor comprehensive loss prior to IPO on July 23, 2014	—	—	(10,357)
Comprehensive loss subsequent to IPO and excluding pre-acquisition comprehensive income (loss) of renewable energy facilities acquired from SunEdison	(240,665)	(236,631)	(75,534)
Less comprehensive income (loss) attributable to non-controlling interests:
Net income attributable to redeemable non-controlling interests	18,365	8,512	—
Net loss attributable to non-controlling interests	(130,025)	(138,371)	(44,451)
Foreign currency translation adjustments	(4,639)	(7,862)	(2,392)
Hedging activities	5,469	(3,545)	(1,437)
Comprehensive loss attributable to non-controlling interests	(110,830)	(141,266)	(48,280)
Comprehensive loss attributable to Class A common stockholders	$(129,835)	$(95,365)	$(27,254)
———

(1)
Includes $16.9 million loss reclassification for the year ended December 31, 2016 that occurred subsequent to the Company's discontinuation of hedge accounting for interest rate swaps pertaining to variable rate non-recourse debt for substantially all of the Company's portfolio of solar power plants located in the United Kingdom as discussed in Note 13. Derivatives to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on July 21, 2017.

Selected Consolidated Balance Sheets (In thousands, except share and per share data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$565,333	$626,595
Restricted cash	114,950	152,586
Accounts receivable, net	89,461	103,811
Prepaid expenses and other current assets	61,749	53,769
Assets held for sale	61,523	—
Total current assets	893,016	936,761

Renewable energy facilities, net, including consolidated VIEs of $3,434,549 and $3,558,041 in 2016 and 2015, respectively	4,993,251	5,834,234
Intangible assets, net, including consolidated VIEs of $875,095 and $929,580 in 2016 and 2015, respectively	1,142,112	1,246,164
Goodwill	—	55,874
Deferred financing costs, net	7,798	10,181
Other assets	114,863	120,343
Restricted cash	2,554	13,852
Non-current assets held for sale	552,271	—
Total assets	$7,705,865	$8,217,409

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated VIEs of $594,442 and $980,069 in 2016 and 2015, respectively	$2,212,968	$2,037,919
Accounts payable, accrued expenses and other current liabilities	125,596	153,046
Deferred revenue	18,179	15,460
Due to SunEdison, net	16,692	26,598
Liabilities related to assets held for sale	21,798	—
Total current liabilities	2,395,233	2,233,023
Long-term debt and financing lease obligations, less current portion, including consolidated VIEs of $375,726 and $59,706 in 2016 and 2015, respectively	1,737,946	2,524,730

Deferred revenue, less current portion	55,793	70,492
Deferred income taxes	27,723	26,630
Asset retirement obligations, including consolidated VIEs of $92,213 and $101,532 in 2016 and 2015, respectively	148,575	215,146
Other long-term liabilities	31,470	31,408
Non-current liabilities related to assets held for sale	410,759	—
Total liabilities	4,807,499	5,101,429

Redeemable non-controlling interests	180,367	175,711
Stockholders' equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued	—	—
Class A common stock, $0.01 par value per share, 850,000,000 shares authorized, 92,476,776 and 79,734,265 shares issued in 2016 and 2015, respectively, and 92,223,089 and 79,612,533 shares outstanding in 2016 and 2015, respectively	920	784
Class B common stock, $0.01 par value per share, 140,000,000 shares authorized, 48,202,310 and 60,364,154 shares issued and outstanding in 2016 and 2015, respectively	482	604
Class B1 common stock, $0.01 par value per share, 260,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	1,467,108	1,267,484
Accumulated deficit	(234,440)	(104,593)
Accumulated other comprehensive income	22,912	22,900
Treasury stock, 253,687 and 121,732 shares in 2016 and 2015, respectively	(4,025)	(2,436)
Total TerraForm Power, Inc. stockholders' equity	1,252,957	1,184,743
Non-controlling interests	1,465,042	1,755,526
Total stockholders' equity	2,717,999	2,940,269
Total liabilities, redeemable non-controlling interests and stockholders' equity	$7,705,865	$8,217,409

Selected Unaudited Consolidated Statements of Operations (In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues, net	$153,430	$178,118	$474,932	$519,336
Operating costs and expenses:
Cost of operations	41,859	32,820	108,402	94,534
Cost of operations - affiliate	1,199	7,149	10,224	22,898
General and administrative expenses	21,664	26,510	99,644	64,750
General and administrative expenses - affiliate	2,192	2,943	6,893	10,614
Acquisition and related costs	—	—	—	2,743
Impairment of renewable energy facilities	—	—	1,429	—
Depreciation, accretion and amortization expense	61,830	57,988	186,039	178,026
Total operating costs and expenses	128,744	127,410	412,631	373,565
Operating income	24,686	50,708	62,301	145,771
Other expenses (income):
Interest expense, net	70,232	72,818	206,749	243,111
Gain on sale of renewable energy facilities	—	—	(37,116)	—
(Gain) loss on foreign currency exchange, net	(1,078)	3,913	(5,695)	4,161
Loss on receivables - affiliate	—	—	—	845
Other (income) expenses, net	(7,015)	548	(4,882)	692
Total other expenses, net	62,139	77,279	159,056	248,809
Loss before income tax (benefit) expense	(37,453)	(26,571)	(96,755)	(103,038)
Income tax (benefit) expense	(2,633)	1,140	(4,982)	3,115
Net loss	(34,820)	(27,711)	(91,773)	(106,153)
Less: Net income attributable to redeemable non-controlling interests	6,803	4,642	18,162	16,374
Less: Net loss attributable to non-controlling interests	(15,077)	(6,182)	(59,045)	(74,968)
Net loss attributable to Class A common stockholders	$(26,546)	$(26,171)	$(50,890)	$(47,559)

Weighted average number of shares:
Class A common stock - Basic and diluted	92,352	90,860	92,228	89,140
Loss per share:
Class A common stock - Basic and diluted	$(0.31)	$(0.29)	$(0.62)	$(0.53)

Selected Unaudited Consolidated Statements of Comprehensive (Loss) Income	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Net loss	$(34,820)	$(27,711)	$(91,773)	$(106,153)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments:
Net unrealized gain (loss) arising during the period	6,535	(6,158)	12,136	(2,442)
Reclassification of net realized loss into earnings[1]	—	—	14,741	—
Hedging activities:
Net unrealized gain (loss) arising during the period	17,338	14,258	27,960	(32,348)
Reclassification of net realized loss (gain) into earnings[2]	94	3,164	(527)	15,667
Other comprehensive income (loss), net of tax	23,967	11,264	54,310	(19,123)
Total comprehensive loss	(10,853)	(16,447)	(37,463)	(125,276)
Less comprehensive income (loss) attributable to non-controlling interests:
Net income attributable to redeemable non-controlling interests	6,803	4,642	18,162	16,374
Net loss attributable to non-controlling interests	(15,077)	(6,182)	(59,045)	(74,968)
Foreign currency translation adjustments	1,967	(2,165)	1,250	(668)
Hedging activities	6,799	7,015	18,638	(6,151)
Comprehensive income (loss) attributable to non-controlling interests	492	3,310	(20,995)	(65,413)
Comprehensive loss attributable to Class A common stockholders	$(11,345)	$(19,757)	$(16,468)	$(59,863)
———

(1)
Represents reclassification of the accumulated foreign currency translation loss for substantially all of the Company's portfolio of solar power plants located in the United Kingdom, as the Company's sale of these facilities closed in the second quarter of 2017 as discussed in Note 2. Assets Held for Sale to the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 9, 2017. The pre-tax amount of $23.6 million was recognized within gain on sale of renewable energy facilities in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2017.

(2)
Includes $15.9 million loss reclassification for the nine months ended September 30, 2016 that occurred subsequent to the Company's discontinuation of hedge accounting in the second quarter of 2016 for interest rate swaps pertaining to variable rate non-recourse debt for substantially all of the Company's portfolio of solar power plants located in the United Kingdom as discussed in Note 8. Derivatives to the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 9, 2017. As discussed above, the Company's sale of these facilities closed in the second quarter of 2017.

Selected Unaudited Consolidated Balance Sheets (In thousands, except share and per share data)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$462,846	$565,333
Restricted cash	126,083	114,950
Accounts receivable, net	104,841	89,461
Prepaid expenses and other current assets	62,550	61,749
Assets held for sale	—	61,523
Total current assets	756,320	893,016

Renewable energy facilities, net, including consolidated variable interest entities of $3,309,214 and $3,434,549 in 2017 and 2016, respectively	4,854,303	4,993,251
Intangible assets, net, including consolidated variable interest entities of $836,290 and $875,095 in 2017 and 2016, respectively	1,096,416	1,142,112
Deferred financing costs, net	4,585	7,798
Other assets	133,539	114,863
Restricted cash	26,080	2,554
Non-current assets held for sale	—	552,271
Total assets	$6,871,243	$7,705,865

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $156,621 and $594,442 in 2017 and 2016, respectively	$716,728	$2,212,968
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $42,555 and $37,760 in 2017 and 2016, respectively	145,276	125,596
Deferred revenue	17,992	18,179
Due to SunEdison and affiliates, net	15,775	16,692
Liabilities related to assets held for sale	—	21,798
Total current liabilities	895,771	2,395,233
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $781,464 and $375,726 in 2017 and 2016, respectively	2,864,666	1,737,946
Deferred revenue, less current portion	44,669	55,793
Deferred income taxes	32,889	27,723
Asset retirement obligations, including consolidated variable interest entities of $95,596 and $92,213 in 2017 and 2016, respectively	150,743	148,575
Other long-term liabilities	33,261	31,470
Non-current liabilities related to assets held for sale	—	410,759
Total liabilities	4,021,999	4,807,499

Redeemable non-controlling interests	198,031	180,367
Stockholders' equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued	—	—
Class A common stock, $0.01 par value per share, 850,000,000 shares authorized, 92,770,614 and 92,476,776 shares issued in 2017 and 2016, respectively, and 92,408,596 and 92,223,089 shares outstanding in 2017 and 2016, respectively	928	920
Class B common stock, $0.01 par value per share, 140,000,000 shares authorized, 48,202,310 shares issued and outstanding in 2017 and 2016	482	482
Class B1 common stock, $0.01 par value per share, 260,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	1,480,584	1,467,108
Accumulated deficit	(285,330)	(234,440)
Accumulated other comprehensive income	57,334	22,912
Treasury stock, 362,018 and 253,687 shares in 2017 and 2016, respectively	(5,381)	(4,025)
Total TerraForm Power, Inc. stockholders' equity	1,248,617	1,252,957
Non-controlling interests	1,402,596	1,465,042
Total stockholders' equity	2,651,213	2,717,999
Total liabilities, redeemable non-controlling interests and stockholders' equity	$6,871,243	$7,705,865

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the financial and other information contained in this prospectus and the documents incorporated by reference herein, particularly those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, before you decide to purchase shares of our Class A common stock. If any of the following risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be harmed. In that event, the trading price of our Class A common stock could decline and you could lose all or part of your investment in our Class A common stock.
Risks Related to Our Business

We may not realize the expected benefits of the Merger and Sponsorship Transaction.

Following the closing of the Merger and Sponsorship Transaction, the Company may not perform as we expect, or as the market expects, which could have an adverse effect on the price of our Class A common stock. Concurrently with the closing of the Merger and Sponsorship Transaction, Brookfield and the Company entered into the new sponsorship agreements, which include, among other things, for Brookfield to provide strategic and investment management services to the Company, for Brookfield, subject to certain terms and conditions, to provide the Company with a right of first offer on certain operating wind and solar assets that are located in North America and Western Europe and developed by persons sponsored by or under the control of Brookfield and for Brookfield to provide TerraForm Power with a $500 million secured revolving credit facility to fund certain acquisitions or growth capital expenditures.

The Company may not realize expected benefits of Brookfield’s management services and the other aspects of the sponsorship arrangements. For example, the Company may fail to realize expected operational or margin improvements, synergies or other cost savings or reductions, may not achieve expected growth in its portfolio through organic growth or third-party acquisitions and may not be able to acquire assets from Brookfield. The Company may also not be able to effectively utilize the $500 million revolving credit facility provided by Brookfield for accretive acquisitions or at all. Our failure to realize these aspects of the Sponsorship Transaction may have an adverse effect on the price of our Class A common stock and on our business, growth and the results of our operations.

The Merger and Sponsorship Transaction and related uncertainty could cause disruptions in our business, which could have an adverse effect on our business and financial results and the price of our Class A common stock.

We have important counterparties at every level of operations, including offtakers under our PPAs, corporate and project-level lenders and tax equity investors, suppliers and service providers. Uncertainty about the effect of the sponsorship with Brookfield may negatively affect our relationship with our counterparties due to concerns about the Brookfield sponsorship and its impact on our business. These concerns may cause counterparties to be more likely to reduce utilization of our services (or the provision of supplies or services) where the counterparty has flexibility in volume or duration or otherwise seek to change the terms on which they do business with us. These concerns may also cause our existing or potential new counterparties to be less likely to enter into new agreements or to demand more expensive or onerous terms, credit support, security or other conditions. Damage to our existing or potential future counterparty relationships may materially and adversely affect our business, financial condition and results of operations, including our growth strategy and the price of our Class A common stock.

The production of wind energy depends heavily on suitable wind conditions, and the production of solar depends on irradiance, which is the amount of solar energy received at a particular site. If wind or solar conditions are unfavorable or below our estimates, our electricity production, and therefore our revenue, may be substantially below our expectations.

The electricity produced and revenues generated by a wind power plant depend heavily on wind conditions, which are variable and difficult to predict. Operating results for wind power plants vary significantly from period to period depending on the wind conditions during the periods in question. The electricity produced and the revenues generated by a solar power plant depends heavily on insolation, which is the amount of solar energy received at a site. While somewhat more predictable than wind conditions, operating results for solar power plants can also vary from period to period depending on the solar conditions during the periods in question. We have based our decisions about which sites to develop in part on the findings of long-term wind, irradiance and other meteorological data and studies conducted in the proposed area, which, as applicable, measure the wind’s speed and prevailing direction, the amount of solar irradiance a site is expected to receive and seasonal variations. Actual conditions at these sites, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. Therefore, the electricity generated by our power plants may not meet our anticipated production levels or the rated capacity of the turbines or solar panels located there, which could adversely affect our business, financial condition and results of operations. In some quarters the wind resources at our operating wind power plants, while within the range of our long-term estimates, have varied from the averages we expected. If the wind or solar resources at a facility are below the average level we expect, our rate of return for the facility would be below our expectations and we would be adversely affected. Projections of wind resources also rely upon assumptions about turbine placement, interference between turbines and the effects of vegetation, land use and terrain, which involve uncertainty and require us to exercise considerable judgment. Projections of solar resources depend on assumptions about weather patterns (including snow), shading, and other assumptions which involve uncertainty and also require us to exercise considerable judgment. We or our consultants may make mistakes in conducting these wind, irradiance and other meteorological studies. Any of these factors could cause our sites to have less wind or solar potential than we expected, may cause us to pay more for wind and solar power plants in connection with acquisitions than we otherwise would have paid had such mistakes not been made, which could cause the return on our investment in these wind and solar power plants to be lower than expected.

If our wind and solar energy assessments turn out to be wrong, our business could suffer a number of material adverse consequences, including:

• our energy production and sales may be significantly lower than we predict;

• our hedging arrangements may be ineffective or more costly;

•
we may not produce sufficient energy to meet our commitments to sell electricity or RECs and, as a result, we may have to buy electricity or RECs on the open market to cover our obligations or pay damages; and

•
our wind and solar power plants may not generate sufficient cash flow to make payments of principal and interest as they become due on the notes and our non-recourse debt, and we may have difficulty obtaining financing for future wind power plants.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on our business and share price.

We are required to comply with Section 404(a) of the Sarbanes-Oxley Act in the course of preparing our financial statements, and our management is required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, our independent registered public accounting firm is required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weaknesses and management may not be able to remediate any such material weaknesses in a timely manner.

As of September 30, 2017, we did not maintain an effective control environment attributable to certain identified material weaknesses. These material weaknesses were disclosed in Item 9A. Controls and Procedures in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and those material weaknesses continued to exist as of September 30, 2017.

These control deficiencies resulted in several material misstatements to the preliminary consolidated financial statements that were corrected prior to the issuance of the audited consolidated financial statements. These control deficiencies create a reasonable possibility that a material misstatement to the consolidated financial statements will not be prevented or detected on a timely basis, and therefore we concluded that the deficiencies represent material weaknesses in the Company’s internal control over financial reporting and our internal control over financial reporting was not effective as of December 31, 2016 and continued to be not effective as of September 30, 2017.

The existence of these or other material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price.

We are involved in costly and time-consuming litigation and other regulatory proceedings which require significant attention from our management and involve a greater exposure to legal liability.

We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, we are named as defendants from time to time in other lawsuits and regulatory actions relating to our business, some of which may claim significant damages. We have also been subject to claims arising out of our acquisition activities with respect to certain payments in connection with the acquisition of First Wind by SunEdison. We may face additional litigation exposure in connection with the completion of the Merger and Sponsorship Transaction.

Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. Unfavorable outcomes or developments relating to these proceedings, or new proceeding involving similar allegations or otherwise, such as monetary damages or equitable remedies, could have a material adverse impact on our business and financial position, results of operations or cash flows or limit our ability to engage in certain of our business activities. Settlement of claims could adversely affect our financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are often expensive, lengthy and disruptive to normal business operations and require significant attention from our management. We are currently, and/or may be subject in the future, to claims, lawsuits or arbitration proceedings related to matters in tort or under contracts, employment matters, securities class action lawsuits, shareholder derivative actions, breaches of fiduciary duty, conflicts of interest, tax authority examinations or other lawsuits, regulatory actions or government inquiries and investigations.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have become the target of such securities litigation (see Note 19. Commitments and Contingencies to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and incorporated by reference herein) and we may become the target of additional securities litigation in the future, which could result in substantial costs and divert our management’s attention from other business concerns, which could have a material adverse effect on our business.

Current or future litigation or administrative proceedings relating to the operation of our renewable energy facilities could have a material adverse effect on our business, financial condition and results of operations.

We have and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation relating to the operation of our renewable energy facilities that arises in the ordinary course of business. Individuals and interest groups may sue to challenge the issuance of a permit for a renewable energy facility. A renewable energy facility may also be subject to legal proceedings or claims contesting the operation of the facility. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. Unfavorable outcomes or developments relating to these proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition and results of operations. Settlement of claims could adversely affect our financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are often expensive, lengthy and disruptive to normal business operations and require significant attention from our management. As described in the risk factor “The SunEdison Bankruptcy has subjected us to increased litigation risk,” the SunEdison bankruptcy also increases our risks in certain of these proceedings and in future litigation.

A significant portion of our assets consists of long-lived assets, the value of which may be reduced if we determine that those assets are impaired.

Long-lived assets consist of renewable energy facilities, intangible assets and goodwill. Renewable energy facilities and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. If the total undiscounted cash flows expected from an asset are less than its carrying value, the Company measures an impairment loss as the difference between the fair value and its carrying value.. As of September 30, 2017, the net carrying value of long-lived assets represented $5,950.7 million, or 86.6%, of our total assets.

Based on our annual goodwill impairment testing conducted as of December 31, 2016, and a review of any potential indicators of impairment, we concluded that the carrying value of goodwill of $55.9 million was impaired and it was fully written off in 2016. In addition, as a result of classifying substantially all of our portfolio of residential rooftop solar assets located in the United States as held for sale during the fourth quarter of 2016 and determining that the carrying value exceeded the fair value less costs to sell, we recorded an impairment charge of $15.7 million within impairment of renewable energy facilities in the consolidated statement of operations for the year ended December 31, 2016. We also recorded a $3.3 million charge within impairment of renewable energy facilities for the year ended December 31, 2016 due to the decision to abandon certain residential construction in progress assets that were not completed by SunEdison as a result of the SunEdison Bankruptcy. There were no impairments of intangible assets. If intangible assets or additional renewable energy facilities are impaired based on a future impairment test, we could be required to record further non-cash impairment charges to our operating income. Such non-cash impairment charges, if significant, could materially and adversely affect our results of operations in the period recognized.

Counterparties to our power purchase agreements (“PPAs”) may not fulfill their obligations or may seek to terminate the PPA early, which could result in a material adverse impact on our business, financial condition, results of operations and cash flows.

All but a minor portion of the electricity generated by our current portfolio of renewable energy facilities is sold under long-term PPAs, including power purchase agreements with public utilities or commercial, industrial or government end-users or hedge agreements with investment banks and creditworthy counterparties. Certain of the PPAs associated with renewable energy facilities in our portfolio allow the offtake purchaser to terminate the PPA in the event certain operating thresholds or performance measures are not achieved within specified time periods or, in certain instances, by payment of an early termination fee. If a PPA was terminated or if, for any reason, any purchaser of power under these contracts is unable or unwilling to fulfill their related contractual obligations or refuses to accept delivery of power delivered thereunder, and if we are unable to enter a new PPA on acceptable terms in a timely fashion or at all, we would be required to sell the power from the associated renewable energy facility into the wholesale power markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our PPAs allow the offtake purchaser to buy out a portion of the renewable energy facility upon the occurrence of certain events, in which case we will need to find suitable replacement renewable energy facilities to invest in.

Certain of the PPAs for renewable energy facilities in our portfolio or that we may acquire in the future allow the offtake purchaser to purchase all or a portion of the applicable renewable energy facility from us. If the offtake purchaser exercises its right to purchase all or a portion of the renewable energy facility, we would need to reinvest the proceeds from the sale in one or more renewable energy facilities with similar economic attributes in order to maintain our cash available for distribution. If we were unable to locate and acquire suitable replacement renewable energy facilities in a timely fashion it could have a material adverse effect on our results of operations and cash available for distribution.

Most of our PPAs do not include inflation-based price increases.

In general, our PPAs do not contain inflation-based price increase provisions. To the extent that the countries in which we conduct our business experience high rates of inflation, thereby increasing our operating costs in those countries, we may not be able to generate sufficient revenues to offset the effects of inflation, which could materially and adversely affect our business, financial condition, results of operations and cash flows.

A material drop in the retail price of utility-generated electricity or electricity from other sources could increase competition for new PPAs, limiting our ability to attract new customers and adversely affecting our growth.

Decreases in the retail prices of electricity supplied by utilities or other clean energy sources would harm our ability to offer competitive pricing and could harm our ability to sign PPAs with new customers. The price of electricity from utilities could decrease for a number of reasons, including:

•	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy facilities;

•	the construction of additional electric transmission and distribution lines;

•	a reduction in the price of natural gas, including as a result of new drilling techniques or a relaxation of associated regulatory standards;

•	energy conservation technologies and public initiatives to reduce electricity consumption; and

•	the development of new clean energy technologies that provide less expensive energy.

A shift in the timing of peak rates for utility-supplied electricity to a time of day when solar energy generation is less efficient could make solar energy less competitive and reduce demand. If the retail price of energy available from utilities were to decrease, we would be at a competitive disadvantage in negotiating new PPAs and therefore we may be unable to attract new customers and our growth would be limited, and the value of our renewable energy facilities may be impaired or their useful life may be shortened.

We may not be able to replace expiring PPAs with contracts on similar terms. If we are unable to replace an expired distributed generation PPA with an acceptable new contract, we may be required to remove the renewable energy facility from the site or, alternatively, we may sell the assets to the site host.

We may not be able to replace an expiring PPA with a contract on equivalent terms and conditions, including at prices that permit operation of the related facility on a profitable basis. If we are unable to replace an expiring PPA with an acceptable new revenue contract, the affected site may temporarily or permanently cease operations or we may be required to sell the power produced by the facility at wholesale prices which are exposed to market fluctuations and risks. In the case of a distributed generation solar facility that ceases operations, the PPA terms generally require that we remove the assets, including fixing or reimbursing the site owner for any damages caused by the assets or the removal of such assets. The cost of removing a significant number of distributed generation solar facilities could be material. Alternatively, we may agree to sell the assets to the site owner, but the terms and conditions, including price that we would receive in any sale and the sale price may not be sufficient to replace the revenue previously generated by the solar generation facility.

Our renewable energy facilities are exposed to curtailment risks, which may reduce the return to us on those investments and adversely impact our business, financial condition, and results of operations.

Certain of our renewable energy facilities’ generation of electricity may be curtailed without compensation due to transmission limitations or limitations on the electricity grid’s ability to accommodate intermittent electricity generating sources, reducing our revenues and impairing our ability to capitalize fully on a particular assets potential.

We are also experiencing curtailment with respect to other of our solar and wind power plants. Solutions to ameliorate or eliminate curtailment with respect to our power plants may not be available or may not be effective or may be cost prohibitive to undertake and implement. Curtailment at levels above our expectations could have a material adverse effect on our business, financial condition and results of operations and cash flows and our ability to pay dividends to holders of our Class A common stock.

The growth of our business depends on locating and acquiring interests in attractive renewable energy facilities at favorable prices and with favorable financing terms. Additionally, even if we consummate such acquisitions and financings on terms that we believe are favorable, such acquisitions may in fact result in a decrease in cash available for distribution per Class A common share.

The following factors, among others, could affect the availability of attractive renewable energy facilities to grow our business and dividend per Class A common share:

•	competing bids for a renewable energy facility, including from companies that may have substantially greater capital and other resources than we do;

•
fewer third party acquisition opportunities than we expect, which could result from, among other things, available renewable energy facilities having less desirable economic returns or higher risk profiles than we believe suitable for our business plan and investment strategy;

•	risk relating to our ability to successfully acquire projects from the ROFO portfolio pursuant to the Merger and Sponsorship Transaction with Brookfield; and

•	our access to the capital markets for equity and debt (including project-level debt) at a cost and on terms that would be accretive to our shareholders.

Even if we consummate acquisitions that we believe will be accretive to our dividends per share, those acquisitions may in fact result in a decrease in dividends per share as a result of incorrect assumptions in our evaluation of such acquisitions, unforeseen consequences or external events beyond our control.

Our acquisition strategy exposes us to substantial risk.

The acquisition of renewable energy facilities is subject to substantial risk, including the failure to identify material problems during due diligence (for which we may not be indemnified post-closing), the risk of over-paying for assets (or not making acquisitions on an accretive basis), the ability to obtain or retain customers and, if the renewable energy facilities are in new markets, the risks of entering markets where we have limited experience. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such renewable energy facilities. In addition, our expectations for the operating performance of newly constructed renewable energy facilities as well as those under construction are based on assumptions and estimates made without the benefit of operating history. However, the ability of these renewable energy facilities to meet our performance expectations is subject to the risks inherent in newly constructed renewable energy facilities and the construction of such facilities, including, but not limited to, degradation of equipment in excess of our expectations, system failures and outages. Future acquisitions may not perform as expected or the returns from such acquisitions may not support the financing utilized to acquire them or maintain them. Furthermore, integration and consolidation of acquisitions requires substantial human, financial and other resources and may divert management’s attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. As a result, the consummation of acquisitions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to effectively identify or consummate any future acquisitions. Additionally, even if we consummate acquisitions, such acquisitions may in fact result in a decrease in cash available for distribution to holders of our Class A common stock. In addition, we may engage in asset dispositions or other transactions that result in a decrease in our cash available for distribution.

Future acquisition opportunities for renewable energy facilities are limited and there is substantial competition for the acquisition of these assets. Moreover, while Brookfield and its affiliates will grant us a right of first offer with respect to the projects in the ROFO portfolio as a result of the Merger and Sponsorship Transaction, there is no assurance we will be able to acquire or successfully integrate any such projects. We will compete with other companies for future acquisition opportunities from Brookfield and its affiliates and third parties.

This may increase our cost of making acquisitions or cause us to refrain from making acquisitions at all. Some of our competitors are much larger than us with substantially greater resources. These companies may be able to pay more for acquisitions and may be able to identify, evaluate, bid for and purchase a greater number of assets than our resources permit. If we are unable to identify and consummate future acquisitions, it will impede our ability to execute our growth strategy and limit our ability to increase the amount of dividends paid to holders of our Class A common stock. In addition, as we continue to manage our liquidity profile, we may engage in asset dispositions, or incur additional project-level debt, which may result in a decrease in our cash available for distribution.

The substantial decline of our stock price has significantly increased the difficulty of identifying acquisitions that we believe will be accretive to cash available for distribution to shareholders per unit. Even if we consummate acquisitions that we believe will be accretive to such cash per unit, those acquisitions may in fact result in a decrease in such cash per unit as a result of incorrect assumptions in our evaluation of such acquisitions, unforeseen consequences or other external events beyond our control. Furthermore, if we consummate any future acquisitions, our capitalization and results of operations may change significantly, and stockholders will generally not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. If our stock price continues to trade at current levels, we may not be able to consummate transactions that are accretive to such cash per unit or increase our dividend per share of Class A common stock.

Our ability to grow and make acquisitions with cash on hand may be limited by our cash dividend policy.

In the future, we intend to pay dividends to our shareholders each quarter and to rely primarily upon external financing sources, including the issuance of debt and equity securities to fund our acquisitions and growth capital expenditures. We may be precluded from pursuing otherwise attractive acquisitions if the projected short-term cash flow from the acquisition or investment is not adequate to service the capital raised to fund the acquisition or investment. As such, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations.

Our ability to raise additional capital to fund our operations and growth may be limited.

We may need to arrange additional financing to fund all or a portion of the cost of future acquisitions, potential contingent liabilities and other aspects of our operations. Our ability to arrange additional financing or otherwise access the debt or equity capital markets, either at the corporate-level or at a non-recourse project-level subsidiary, may be limited. Any limitations on our ability to obtain financing may have an adverse effect on our business, or growth prospects or our results of operations. Additional financing, including the costs of such financing, will be dependent on numerous factors, including:

•	general economic and capital market conditions, including the then-prevailing interest rate environment;

•	credit availability from banks and other financial institutions;

•	investor confidence in us, our partners, our Sponsor, and the regional wholesale power markets;

•	our financial performance and the financial performance of our subsidiaries;

•	our level of indebtedness and compliance with covenants in debt agreements;

•	when we file our Quarterly Report on Form 10-Q for future quarters and obtain audited project-level financial statements;

•	maintenance of acceptable credit ratings or credit quality, including maintenance of the legal and tax structure of the project-level subsidiary upon which the credit ratings may depend;

•	our cash flows; and

•	provisions of tax and securities laws that may impact raising capital.

We may not be successful in obtaining additional financing for these or other reasons. Furthermore, we may be unable to refinance or replace non-recourse financing arrangements or other credit facilities on favorable terms or at all upon the expiration or termination thereof. Our failure, or the failure of any of our renewable energy facilities, to obtain additional capital or enter into new or replacement financing arrangements when due may constitute a default under such existing indebtedness and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to generate revenue from certain utility-scale solar and wind power plants depends on having interconnection arrangements and services.

If the interconnection or transmission agreement of a clean power generation asset we own or acquire is terminated for any reason, we may not be able to replace it with an interconnection or transmission arrangement on terms as favorable as the existing arrangement, or at all, or we may experience significant delays or costs in securing a replacement. If a transmission network to which one or more of our existing power plants or a power plant we acquire is connected experiences “down time,” the affected clean power generation asset may lose revenue and be exposed to non-performance penalties and claims from its customers. The owners of the network will not usually compensate electricity generators for lost income due to down time. These factors could materially affect our ability to forecast operations and negatively affect our business, results of operations, financial condition and cash flows.

We cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets. In addition, certain of our operating facilities’ generation of electricity may be physically or economically curtailed without compensation due to transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular facility’s generating potential. Such curtailments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, economic congestion on the transmission grid (for instance, a positive price difference between the location where power is put on the grid by a clean power generation asset and the location where power is taken off the grid by the facility’s customer) in certain of the bulk power markets in which we operate may occur and we may be deemed responsible for those congestion costs. If we were liable for such congestion costs, our financial results could be adversely affected.

We face competition from traditional and renewable energy companies.

The solar and wind energy industries, and the broader clean energy industry, are highly competitive and continually evolving, as market participants strive to distinguish themselves within their markets and compete with large incumbent utilities and new market entrants. We believe that our primary competitors are the traditional incumbent utilities that supply energy to our potential customers under highly regulated rate and tariff structures. We compete with these traditional utilities primarily based on price, predictability of price and the ease with which customers can switch to electricity generated by our renewable energy facilities. If we cannot offer compelling value to our customers based on these factors, then our business will not grow. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do, and as a result may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, the source of a majority of traditional utilities’ electricity is non-renewable, which may allow them to sell electricity more cheaply than electricity generated by our solar generation facilities, wind power plants, and other types of clean power generation assets we may acquire.

We also face risks that traditional utilities could change their volumetric-based (i.e., cents per kWh) rate and tariff structures to make distributed solar generation less economically attractive to their retail customers. Currently, net metering programs are utilized in the majority of states to support the growth of distributed generation solar facilities by requiring traditional utilities to reimburse certain of their retail customers for the excess power they generate at the level of the utilities’ retail rates rather than the rates at which those utilities buy power at wholesale. In Arizona, the state has allowed its largest traditional utility, Arizona Public Service, to assess a surcharge on customers with solar generation facilities for their use of the utility’s grid, based on the size of the customer’s solar generation facility. This surcharge will reduce the economic returns for the excess electricity that the solar generation facilities produce. These types of changes or other types of changes that could reduce or eliminate the economic benefits of net metering could be implemented in other states, which could significantly change the economic benefits of solar energy as perceived by traditional utilities’ retail customers.

We also face competition in the energy efficiency evaluation and upgrades market and we expect to face competition in additional markets as we introduce new energy-related products and services. As the solar and wind industries grow and evolve, we will also face new competitors who are not currently in the market. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

There are a limited number of purchasers of utility-scale quantities of electricity, which exposes us and our utility-scale facilities to additional risk.

Since the transmission and distribution of electricity is either monopolized or highly concentrated in most jurisdictions, there are a limited number of possible purchasers for utility-scale quantities of electricity in a given geographic location, including transmission grid operators, state and investor-owned power companies, public utility districts and cooperatives. As a result, there is a concentrated pool of potential buyers for electricity generated by our renewable energy facilities, which may restrict our ability to negotiate favorable terms under new PPAs and could impact our ability to find new customers for the electricity generated by our renewable energy facilities should this become necessary. Furthermore, if the financial condition of these utilities and/or power purchasers deteriorated or the RPS programs, climate change programs or other regulations to which they are currently subject and that compel them to source renewable energy supplies change, demand for electricity produced by our utility-scale facilities could be negatively impacted.

In addition, provisions in our power sale arrangements may provide for the curtailment of delivery of electricity for various operational reasons at no cost to the power purchaser, including preventing damage to transmission systems and for system emergencies, force majeure, safety, reliability, maintenance and other operational reasons. Such curtailment would reduce revenues earned by us at no cost to the purchaser including, in addition to certain of the general types noted above, events in which energy purchases would result in costs greater than those which the purchaser would incur if it did not make such purchases but instead generated an equivalent amount of energy (provided that such curtailment is due to operational reasons and does not occur solely as a consequence of purchaser’s filed avoided energy cost being lower than the agreement rates or purchasing less expensive energy from another facility). In Hawaii, where several of our wind power plants are located, purchasers are required to take reasonable steps to minimize the number and duration of curtailment events, and that such curtailments will generally be made in reverse chronological order based upon Hawaii utility commission approval (which is beneficial to older facilities such as our Kaheawa Wind Power I, or “KWP I”), such curtailments could still occur and reduce revenues to our Hawaii wind power plants. If we cannot enter into power sale arrangements on terms favorable to us, or at all, or if the purchaser under our power sale arrangements were to exercise its curtailment or other rights to reduce purchases or payments under such arrangements, our revenues and our decisions regarding development of additional renewable energy facilities may be adversely affected.

A significant deterioration in the financial performance of the brick and mortar retail industry could materially adversely affect our distributed generation business.

The financial performance of our distributed generation business depends in part upon the continued viability and financial stability of our customers in the retail industry with physical locations, such as medium and large independent retailers and distribution centers. If the retail industry is materially and adversely affected by an economic downturn, increase in inflation, increase in online competition, or other factors, one or more of our largest customers could encounter financial difficulty, and possibly, bankruptcy. If one or more of our largest customers were to encounter financial difficulty or declare bankruptcy, they may reduce their PPA payments to us or stop them altogether.

Our hedging activities may not adequately manage our exposure to commodity and financial risk, which could result in significant losses or require us to use cash collateral to meet margin requirements, each of which could have a material adverse effect on our business, financial condition, results of operations and liquidity, which could impair our ability to execute favorable financial hedges in the future.

Certain of our wind power plants are party to financial swaps or other hedging arrangements. We may also acquire additional assets with similar hedging arrangements in the future. Under the terms of the existing financial swaps, certain wind power plants are not obligated to physically deliver or purchase electricity. Instead, they receive payments for specified quantities of electricity based on a fixed-price and are obligated to pay the counterparty the market price for the same quantities of electricity. These financial swaps cover quantities of electricity that we estimated are highly likely to be produced. As a result, gains or losses under the financial swaps are designed to be offset by decreases or increases in a facility’s revenues from spot sales of electricity in liquid markets. However, the actual amount of electricity a facility generates from operations may be materially different from our estimates for a variety of reasons, including variable wind conditions and wind turbine availability. If a wind power plant does not generate the volume of electricity covered by the associated swap contract, we could incur significant losses if electricity prices in the market rise substantially above the fixed-price provided for in the swap. If a wind power plant generates more electricity than is contracted in the swap, the excess production will not be hedged and the related revenues will be exposed to market price fluctuations. In some power markets, at times we have experienced negative power prices with respect to merchant energy sales. In these situations, we must pay grid operators to take our power. Because our tax investors receive production tax credits from the production of energy from our wind plants, it may be economical for the plant to continue to produce power at negative prices, which results in our wind facility paying for the power it produces. Moreover, certain of these financial or hedging arrangements are financially settled with reference to energy prices (or locational marginal prices) at a certain hub or node on the transmission system in the relevant energy market. At the same time, revenues generated by physical sales of energy from the applicable facility may be determined by the energy price (or locational marginal price) at a different node on the transmission system. This is an industry practice used to address the lack of liquidity at individual facility locations. There is a risk, however, that prices at these two nodes differ materially, and as a result of this so called “basis risk,” we may be required to settle our financial hedges at prices that are higher than the prices at which we are able to sell physical power from the applicable facility, thus reducing the effectiveness of the swap hedges.

We are exposed to foreign currency exchange risks because certain of our renewable energy facilities are located in foreign countries.

We generate a portion of our revenues and incur a portion of our expenses in currencies other than U.S. dollars. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. As our financial results are reported in U.S. dollars, if we generate revenue or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those revenues or earnings. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have a negative impact on our profitability. Our debt service requirements are primarily in U.S. dollars even though a percentage of our cash flow is generated in other foreign currencies and therefore significant changes in the value of such foreign currencies relative to the U.S. dollar could have a material negative impact on our financial condition and our ability to meet interest and principal payments on debts denominated in U.S. dollars. In addition to currency translation risks, we incur currency transaction risks whenever we or one of our facilities enter into a purchase or sales transaction using a currency other than the local currency of the transacting entity.

Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We expect to experience economic losses and gains and negative and positive impacts on earnings as a result of foreign currency exchange rate fluctuations, particularly as a result of changes in the value of the Canadian dollar, the British pound and other currencies.

Additionally, although a portion of our revenues and expenses are denominated in foreign currency, any dividends we pay will be denominated in U.S. dollars. The amount of U.S. dollar denominated dividends paid to our holders of our Class A common stock will therefore be exposed to currency exchange rate risk. Although we have entered into certain hedging arrangements to help mitigate some of this exchange rate risk, these arrangements may not be sufficient. Changes in the foreign exchange rates could have a material negative impact on our results of operations and may adversely affect the amount of cash dividends paid by us to holders of our Class A common stock.

A substantial portion of our revenues are attributable to the sale of renewable energy credits and solar renewable energy credits, which are renewable energy attributes that are created under the laws of individual states of the United States, and our failure to be able to sell such RECs or SRECs at attractive prices, or at all, could materially adversely affect our business, financial condition and results of operation.

A substantial portion of our revenues (23% for the fiscal year ended December 31, 2016) are attributable to our sale of RECs and other environmental attributes of our facilities which are created under the laws of the state of the United States where the facility is located. We sometimes seek to sell forward a portion of our RECs or other environmental attributes under contracts having terms in excess of one year to fix the revenues from those attributes and hedge against future declines in prices of RECs or other environmental attributes. If our renewable energy facilities do not generate the amount of electricity required to earn the RECs or other environmental attributes sold under such forward contracts or if for any reason the electricity we generate does not produce RECs or other environmental attributes for a particular state, we may be required to make up the shortfall of RECs or other environmental attributes under such forward contracts through purchases on the open market or make payments of liquidated damages. We have from time to time provided guarantees of Terra LLC as credit support for these obligations. Additionally, forward contracts for REC sales often contain adequate assurances clauses that allow our counterparties to require us to provide credit support in the form of parent guarantees, letters of credit or cash collateral. In the months following the SunEdison Bankruptcy, we received requests for adequate assurance from several of our REC agreement counterparties. To date, despite these requests, we have not been required to provide such additional credit support.

We are currently limited in our ability to hedge sufficient volumes of our anticipated RECs or other environmental attributes, leaving us exposed to the risk of falling prices for RECs or other environmental attributes. RECs are created through state law requirements for utilities to purchase a portion of their energy from renewable energy sources and changes in state laws or regulation relating to RECs may adversely affect the availability of RECs or other environmental attributes and the future prices for RECs or other environmental attributes, which could have an adverse effect on our business, financial condition and results of operations.

Operation of renewable energy facilities involves significant risks and hazards that could have a material adverse effect on our business, financial condition, results of operations and cash flows. We may not have adequate insurance to cover these risks and hazards.

The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear, latent defect, design error or operator error or force majeure events, among other things. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity. Unplanned outages of generating units, including extensions of scheduled outages, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of generating and selling less power or require us to incur significant costs as a result of obtaining replacement power from third parties in the open market to satisfy our forward power sales obligations.

Our inability to efficiently operate our renewable energy facilities, manage capital expenditures and costs and generate earnings and cash flow from our asset-based businesses could have a material adverse effect on our business, financial condition, results of operations and cash flows. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors.

Power generation involves hazardous activities, including delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, other hazards, such as fire, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Furthermore, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations or cash flows. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is subject to substantial governmental regulation and may be adversely affected by changes in laws or regulations, as well as liability under, or any future inability to comply with, existing or future regulations or other legal requirements.

Our business is subject to extensive federal, state and local laws in the U.S. and regulations in the foreign countries in which we operate. Compliance with the requirements under these various regulatory regimes may cause us to incur significant costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility or, the imposition of liens, fines and/or civil or criminal liability.

With the exception of certain of our utility scale plants, our renewable energy facilities located in the United States in our portfolio are qualifying facilities (“QFs”) as defined under the Public Utility Regulatory Policies Act (“PURPA”). Depending upon the power production capacity of the facility in question, our QFs and their immediate project company owners may be entitled to various exemptions from ratemaking and certain other regulatory provisions of the Federal Power Act (the “FPA”), from the books and records access provisions of PUHCA, and from state organizational and financial regulation of electric utilities.

Certain of our utility scale plants and their owners are exempt wholesale generators, as defined under PURPA (each, an “EWG Project Co”) which exempts each EWG Project Co and us (for purposes of our ownership of each such company) from the federal books and access provisions of PUHCA. Certain of the EWG Projects are also QFs. EWGs and their owners are subject to regulation for most purposes as “public utilities” under the FPA, including regulation of their rates and their issuances of securities. Each of our EWG Project Cos has obtained “market based rate authorization” and associated blanket authorizations and waivers from FERC under the FPA, which allows it to sell electricity, capacity and ancillary services at wholesale at negotiated, market based rates, instead of cost-of-service rates, as well as waivers of, and blanket authorizations under, certain FERC regulations that are commonly granted to market based rate sellers, including blanket authorizations to issue securities.

The failure of our QFs to maintain QF status may result in their becoming subject to significant additional regulatory requirements. In addition, the failure of the EWG Project Cos, or our QFs to comply with applicable regulatory requirements may result in the imposition of penalties.

In particular, the EWG Project Cos, and any project companies that own or operate our QFs that obtain market based rate authority from FERC under the FPA are or will be subject to certain market behavior and anti-manipulation rules as established and enforced by FERC, and if they are determined to have violated those rules, will be subject to potential disgorgement of profits associated with the violation, penalties, and suspension or revocation of their market-based rate authority. If such entities were to lose their market-based rate authority, they would be required to obtain FERC’s acceptance of a cost-of-service rate schedule for wholesale sales of electric energy, capacity and ancillary services and could become subject to significant accounting, record-keeping, and reporting requirements that are imposed on FERC regulated public utilities with cost-based rate schedules.

Substantially all of our assets are also subject to the rules and regulations applicable to power generators generally, in particular the Reliability Standards of the North American Electric Reliability Corporation or similar standards in Canada, the United Kingdom and Chile. If we fail to comply with these mandatory Reliability Standards, we could be subject to sanctions, including substantial monetary penalties, increased compliance obligations and disconnection from the grid.

The regulatory environment for electricity generation in the United States has undergone significant changes in the last several years due to state and federal policies affecting the wholesale and retail power markets and the creation of incentives for the addition of large amounts of new renewable energy generation and demand response resources. These changes are ongoing and we cannot predict the ultimate effect that the changing regulatory environment will have on our business. In addition, in some of these markets, interested parties have proposed material market design changes, as well as made proposals to re-regulate the markets or require divestiture of power generation assets by asset owners or operators to reduce their market share. If competitive restructuring of the power markets is reversed, discontinued or delayed, our business prospects and financial results could be negatively impacted.

Laws, governmental regulations and policies supporting renewable energy, and specifically solar and wind energy (including tax incentives), could change at any time, including as a result of new political leadership, and such changes may materially adversely affect our business and our growth strategy.

Renewable energy generation assets currently benefit from, or are affected by, various federal, state and local governmental incentives and regulatory policies. In the United States, these policies include federal ITCs, PTCs, and trade import tariff policies, as well as state RPS and integrated resource plan (“IRP”) programs, state and local sales and property taxes, siting policies, grid access policies, rate design, net energy metering, and modified accelerated cost-recovery system of depreciation. The growth of our wind and solar energy business may be dependent on the U.S. Congress further extending the expiration date of, renewing or replacing ITC and PTCs, without which the market for tax equity financing for wind and solar power plants would likely be materially impaired or altogether cease to exist. The president of the United States has made public statements regarding overturning or modifying policies of or regulations enacted by the previous administration that placed limitations on coal and gas electric generation, mining and/or exploration. Any effort to overturn federal and state laws, regulations or policies that are supportive of wind and solar power plants or that remove costs or other limitations on other types of generation that compete with wind and solar power plants could materially and adversely affect our business, financial condition, results of operations and cash flows.

Many U.S. states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs and/or difficulty obtaining financing.

Renewable energy sources in Canada benefit from federal and provincial incentives, such as RPS programs, accelerated cost recovery deductions allowed for tax purposes, the availability of offtake agreements through RPS and the Ontario FIT program, and other commercially oriented incentives. Renewable energy sources in Chile benefit from an RPS program. Any adverse change to, or the elimination of, these incentives could have a material adverse effect on our business and our future growth prospects.

If any of the laws or governmental regulations or policies that support renewable energy change, or if we are subject to new and burdensome laws or regulations, such changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Maintenance, expansion and refurbishment of renewable energy facilities involve significant risks that could result in unplanned power outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, and any decreased operational or management performance, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to pay dividends to holders of our Class A common stock at forecasted levels or at all. Incomplete performance by us or third parties under O&M agreements may increase the risks of operational or mechanical failure of our facilities. Degradation of the performance of our renewable energy facilities provided for in the related PPAs may also reduce our revenues. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability.

We may also choose to refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Moreover, spare parts for wind turbines and solar facilities and key pieces of equipment may be hard to acquire or unavailable to us. Sources of some significant spare parts and other equipment are located outside of North America and the other jurisdictions in which we operate. If we were to experience a shortage of or inability to acquire critical spare parts we could incur significant delays in returning facilities to full operation, which could negatively impact our business financial condition, results of operations and cash flows.

Developers of renewable energy facilities depend on a limited number of suppliers of solar panels, inverters, module turbines, towers and other system components and turbines and other equipment associated with wind power plants. Any shortage, delay or component price change from these suppliers could result in construction or installation delays, which could affect the number of renewable energy facilities we are able to acquire in the future.

There have been periods of industry-wide shortage of key components, including solar panels and wind turbines, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. In addition, the United States government has imposed tariffs on solar cells manufactured in China. Based on determinations by the United States government, the applicable anti-dumping tariff rates range from approximately 8% to 239%. To the extent that United States market participants experience harm from Chinese pricing practices, an additional tariff of approximately 15%-16% will be applied. If project developers purchase solar panels containing cells manufactured in China, our purchase price for renewable energy facilities would reflect the tariff penalties mentioned above. A shortage of key commodity materials could also lead to a reduction in the number of renewable energy facilities that we may have the opportunity to acquire in the future, or delay or increase the costs of acquisitions.

We may incur unexpected expenses if the suppliers of components in our renewable energy facilities default in their warranty obligations.

The solar panels, inverters, modules and other system components utilized in our solar generation facilities are generally covered by manufacturers’ warranties, which typically range from 5 to 20 years. When purchasing wind turbines, the purchaser will enter into warranty agreements with the manufacturer which typically expire within two to five years after the turbine delivery date. In the event any such components fail to operate as required, we may be able to make a claim against the applicable warranty to cover all or a portion of the expense associated with the faulty component. However, these suppliers could cease operations and no longer honor the warranties, which would leave us to cover the expense associated with the faulty component. For example, a portion of our solar power plants utilize modules made by SunEdison and certain of its affiliates that are debtors in the SunEdison Bankruptcy. Our business, financial condition, results of operations and cash flows could be materially adversely affected if we cannot make claims under warranties covering our renewable energy facilities.

We are subject to environmental, health and safety laws and regulations and related compliance expenditures and liabilities.

Our assets are subject to numerous and significant federal, state, local and foreign laws, and other requirements governing or relating to the environment. Our facilities could experience incidents, malfunctions and other unplanned events, such as spills of hazardous materials that may result in personal injury, penalties and property damage. In addition, certain environmental laws may result in liability, regardless of fault, concerning contamination at a range of properties, including properties currently or formerly owned, leased or operated by us and properties where we disposed of, or arranged for disposal of, waste and other hazardous materials. As such, the operation of our facilities carries an inherent risk of environmental liabilities, and may result in our involvement from time to time in administrative and judicial proceedings relating to such matters. While we have implemented environmental management programs designed to continually improve environmental, health and safety performance, we cannot assure you that such liabilities including significant required capital expenditures, as well as the costs for complying with environmental laws and regulations, will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

Harming of protected species can result in curtailment of wind power plant operations, monetary fines and negative publicity.

The operation of wind power plants can adversely affect endangered, threatened or otherwise protected animal species. Wind power plants, in particular, involve a risk that protected species will be harmed, as the turbine blades travel at a high rate of speed and may strike flying animals (such as birds or bats) that happen to travel into the path of spinning blades.

Our wind power plants are known to strike and kill flying animals, and occasionally strike and kill endangered or protected species, including protected golden or bald eagles. As a result, we expect to observe all industry guidelines and governmentally recommended best practices to avoid harm to protected species, such as avoiding structures with perches, avoiding guy wires that may kill birds or bats in flight, or avoiding lighting that may attract protected species at night. In addition, we will attempt to reduce the attractiveness of a site to predatory birds by site maintenance (e.g., mowing, removal of animal and bird carcasses, etc.).

Where possible, we will obtain permits for incidental taking of protected species. We hold such permits for some of our wind power plants, particularly in Hawaii, where several species are endangered and protected by law. We are monitoring the U.S. Fish & Wildlife Service (“USF&WS”) rulemaking and policy about obtaining incidental take permits for bald and golden eagles at locations with low to moderate risk of such events and will seek permits as appropriate. We are also in the process of amending the incidental take permits for certain wind power plants in Hawaii, where observed endangered species mortality has exceeded prior estimates and may exceed permit limits on such takings.

Excessive taking of protected species could result in requirements to implement mitigation strategies, including curtailment of operations, and/or substantial monetary fines and negative publicity. Our wind power plants in Hawaii, several of which hold incidental take permits to authorize the incidental taking of small numbers of protected species, are subject to curtailment (i.e., reduction in operations) if excessive taking of protected species is detected through monitoring. At some of the facilities in Hawaii, curtailment has been implemented, but not at levels that materially reduce electricity generation or revenues. Such curtailments (to protect bats) have reduced nighttime operation and limited operation to times when wind speeds are high enough to prevent bats from flying into a wind power plant’s blades. Based on continuing concerns about species other than bats, however, additional curtailments are possible at those locations. We cannot guarantee that such curtailments, any monetary fines that are levied or negative publicity that we receive as a result of incidental taking of protected species will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks that are beyond our control, including but not limited to acts of terrorism or related acts of war, natural disasters, hostile cyber intrusions, theft or other catastrophic events, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our renewable energy facilities, or those that we otherwise acquire in the future, may be targets of terrorist activities that could cause environmental repercussions and/or result in full or partial disruption of the facilities’ ability to generate electricity. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the facilities and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

Furthermore, certain of our renewable energy facilities are located in active earthquake zones. The occurrence of a natural disaster, such as an earthquake, hurricane, lightning, flood or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business, damage or destroy our facilities or those of our suppliers or the manufacturing equipment or inventory of our suppliers.

Additionally, certain of our renewable energy facilities and equipment are at risk for theft and damage. For example, we are at risk for copper wire theft, especially at our solar generation facilities, due to an increased demand for copper in the United States and internationally. Theft of copper wire or solar panels can cause significant disruption to our operations for a period of months and can lead to operating losses at those locations. Damage to wind turbine equipment may also occur, either through natural events such as lightning strikes that damage blades or in-ground electrical systems used to collect electricity from turbines, or through vandalism, such as gunshots into towers or other generating equipment. Such damage can cause disruption of operations for unspecified periods which may lead to operating losses at those locations.

Any such terrorist acts, environmental repercussions or disruptions, natural disasters or theft incidents could result in a significant decrease in revenues or significant reconstruction, remediation or replacement costs, beyond what could be recovered through insurance policies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any cyber-attack or other failure of the Company’s communications and technology infrastructure and systems could have an adverse impact on the Company.

The Company relies on the secure storage, processing and transmission of electronic data and other information and technology systems, including software and hardware, for the efficient operation of its renewable energy facilities. If the Company, its communications systems or computer hardware or software are impacted by a cyber-attack or cyber-intrusion, particularly or as part of a broader attack or intrusion by third parties, including computer hackers, foreign governments and cyber terrorists, the Company’s operations or capabilities could be interrupted or diminished and important information could be lost, deleted or stolen, which could have a negative impact on the Company’s revenues and results of operations or which could cause the Company to incur unanticipated liabilities or costs and expenses to replace or enhance affected systems, including costs related to cyber security for the Company’s renewable energy facilities.

Our use and enjoyment of real property rights for our renewable energy facilities may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to us.

Renewable energy facilities generally are and are likely to be located on land occupied by the facility pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to the facility’s easements and leases. As a result, the facility’s rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. We perform title searches and obtain title insurance to protect ourselves against these risks. Such measures may, however, be inadequate to protect us against all risk of loss of our rights to use the land on which our renewable energy facilities are located, which could have a material adverse effect on our business, financial condition and results of operations.

International operations subject us to political and economic uncertainties.

Our portfolio consists of renewable energy facilities located in the United States (including Puerto Rico), Canada, the United Kingdom and Chile. In addition, we could decide to expand our presence in our existing international markets or expand into new international markets. As a result, our activities are and will be subject to significant political and economic uncertainties that may adversely affect our operating and financial performance. These uncertainties include, but are not limited to:

•	the risk of a change in renewable power pricing policies, possibly with retroactive effect;

•	political and economic instability;

•	measures restricting the ability of our facilities to access the grid to deliver electricity at certain times or at all;

•	the macroeconomic climate and levels of energy consumption in the countries where we have operations;

•	the comparative cost of other sources of energy;

•	changes in taxation policies and/or the regulatory environment in the countries in which we have operations, including reductions to renewable power incentive programs;

•	the imposition of currency controls and foreign exchange rate fluctuations;

•	high rates of inflation;

•	protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements;

•	changes to land use regulations and permitting requirements;

•
risk of nationalization or other expropriation of private enterprises and land, including creeping regulation that reduces the value of our facilities or governmental incentives associated with renewable energy;

•	difficulty in timely identifying, attracting and retaining qualified technical and other personnel;

•	difficulty competing against competitors who may have greater financial resources and/or a more effective or established localized business presence;

•	difficulties with, and extra-normal costs of, recruiting and retaining local individuals skilled in international business operations;

•	difficulty in developing any necessary partnerships with local businesses on commercially acceptable terms; and

•	being subject to the jurisdiction of courts other than those of the United States, which courts may be less favorable to us.

These uncertainties, many of which are beyond our control, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our international operations require us to comply with anti-corruption laws and regulations of the United States government and various non-U.S. jurisdictions.

Doing business in multiple countries requires us and our subsidiaries to comply with the laws and regulations of the United States government and various non-U.S. jurisdictions. Our failure to comply with these rules and regulations may expose us to liabilities. These laws and regulations may apply to us, our subsidiaries, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our non-U.S. operations are subject to United States and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits United States companies and their officers, directors, employees and agents acting on their behalf from corruptly offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately and fairly reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. As part of our business, we deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. As a result, business dealings between our employees and any such foreign official could expose the Company to the risk of violating anti-corruption laws even if such business practices may be customary or are not otherwise prohibited between the Company and a private third party. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable United States and non-U.S. laws and regulations; however, we cannot assure you that these policies and procedures will completely eliminate the risk of a violation of these legal requirements, and any such violation (inadvertent or otherwise) could have a material adverse effect on our business, financial condition and results of operations.

In the future, we may acquire certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

We have acquired, and may seek to acquire, assets in the future in which we own less than a majority of the related interests in the assets. In these investments, we will seek to exert a degree of influence with respect to the management and operation of assets in which we own less than a majority of the interests by negotiating to obtain positions on management committees or to receive certain limited governance rights, such as rights to veto significant actions. However, we may not always succeed in such negotiations, and we may be dependent on our co-venturers to operate such assets. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. In addition, conflicts of interest may arise in the future between us and our stockholders, on the one hand, and our co-venturers, on the other hand, where our co-venturers’ business interests are inconsistent with our interests and those of our stockholders. Further, disagreements or disputes between us and our co-venturers could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business.

The approval of co-venturers also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our co-venturers may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

We may not be able to renew our sale-leasebacks on similar terms. If we are unable to renew a sale-leaseback on acceptable terms we may be required to remove the renewable energy facility from the facility site subject to the sale-leaseback transaction or, alternatively, we may be required to purchase the renewable energy facilities from the lessor at unfavorable terms.

We operate certain of our facilities under sale-leaseback agreements. Provided the lessee is not in default, customary end of lease term provisions for sale-leaseback transactions obligate the lessee to (i) renew the sale-leaseback assets at fair market value, (ii) purchase the renewable energy facilities at fair market value or (iii) return the renewable energy facility to the lessor. The cost of acquiring or removing a significant number of solar energy assets could be material. Further, we may not be successful in obtaining the additional financing necessary to purchase such renewable energy facilities from the lessor. Failure to renew our sale-leaseback transactions as they expire may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Negative public or community response to renewable energy facilities could adversely affect our acquisition of new facilities and the operation of our existing facilities.

Negative public or community response to solar, wind and other renewable energy facilities, could adversely affect our ability to acquire and operate our facilities. Our experience is that such opposition subsides over time after renewable energy facilities are completed and are operating, but there are cases where opposition, disputes and even litigation continue into the operating period and could lead to curtailment of a facility or other facility modifications.

The seasonality of our operations may affect our liquidity.

We will need to maintain sufficient financial liquidity to absorb the impact of seasonal variations in energy production or other significant events. Our principal sources of liquidity are cash generated from our operating activities, the cash retained by us for working capital purposes out of the gross proceeds of financing activities as well as our borrowing capacity under our existing credit facilities, subject to any conditions required to draw under such existing credit facilities. Our quarterly results of operations may fluctuate significantly for various reasons, mostly related to economic incentives and weather patterns.

For instance, the amount of electricity and revenues generated by our solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Due to shorter daylight hours in winter months which results in less irradiation, the generation produced by these facilities will vary depending on the season. The electricity produced and revenues generated by a wind power plant depend heavily on wind conditions, which are variable and difficult to predict. Operating results for wind power plants vary significantly from period to period depending on the wind conditions during the periods in question. Additionally, to the extent more of our renewable energy facilities are located in the northern or southern hemisphere, overall generation of our entire asset portfolio could be impacted by seasonality. Further, time-of-day pricing factors vary seasonally which contributes to variability of revenues. We expect our portfolio of renewable energy facilities to generate the lowest amount of electricity during the fourth quarter. However, we expect aggregate seasonal variability to decrease if geographic diversity of our portfolio between the northern and southern hemisphere increases.

If we fail to adequately manage the fluctuations in the timing of our renewable energy facilities, our business, financial condition or results of operations could be materially affected. The seasonality of our energy production may create increased demands on our working capital reserves and borrowing capacity under our existing credit facilities during periods where cash generated from operating activities are lower. In the event that our working capital reserves and borrowing capacity under our existing credit facilities are insufficient to meet our financial requirements, or in the event that the restrictive covenants in our existing credit facilities restrict our access to such facilities, we may require additional equity or debt financing to maintain our solvency. Additional equity or debt financing may not be available when required or available on commercially favorable terms or on terms that are otherwise satisfactory to us, in which event our financial condition may be materially adversely affected.

The Merger and Sponsorship Transaction may result in significant employee departures, including turnover of our executive officers and members of our senior management.

In connection with the expected relocation of the headquarters of the Company to New York, New York, we expect to experience departures of a significant number of employees. In addition, we have experienced changes to our executive officers and senior management, including the departure of our interim Chief Executive Officer, Chief Financial Officer and General Counsel upon the closing of the Sponsorship Transaction. The governance agreements entered into between the Company and Brookfield in connection with the Merger and Sponsorship Transaction provide Brookfield the ability to indirectly appoint our Chief Executive Officer, Chief Financial Officer and General Counsel, and Brookfield will directly set the compensation of these officers.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or affect combinations.

If we are deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) our business would be subject to applicable restrictions under the Investment Company Act, which could make it impractical for us to continue our business as contemplated. We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business, and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

Risks Inherent in an Investment in TerraForm Power, Inc.

We may not be able to pay cash dividends to holders of our Class A common stock in the future.

The amount of our cash available for distribution principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	our ability to transition to Brookfield sponsorship and to realize the expected benefits of the the Merger and the Sponsorship Transaction on our business and results of operations;

•	any adverse consequences arising out of our separation from SunEdison and of the SunEdison Bankruptcy;

•	the timing of our ability to complete our audited corporate and project-level financial statements;

•	risks related to our ability to file our annual and quarterly reports with the SEC on a timely basis and to satisfy the requirements of the NASDAQ Global Select Market;

•	our ability to integrate acquired assets and realize the anticipated benefits of these acquired assets;

•	counterparties’ to our offtake agreements willingness and ability to fulfill their obligations under such agreements;

•	price fluctuations, termination provisions and buyout provisions related to our offtake agreements;

•	our ability to enter into contracts to sell power on acceptable terms as our offtake agreements expire;

•	delays or unexpected costs during the completion of construction of certain renewable energy facilities we intend to acquire;

•	our ability to successfully identify, evaluate and consummate acquisitions;

•	government regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs and environmental laws;

•
operating and financial restrictions placed on us and our subsidiaries related to agreements governing our indebtedness and other agreements of certain of our subsidiaries and project-level subsidiaries generally;

•	our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to compete against traditional and renewable energy companies;

•
hazards customary to the power production industry and power generation operations such as unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, interconnection problems or other developments, environmental incidents, or electric transmission constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	our ability to expand into new business segments or new geographies;

•	seasonal variations in the amount of electricity our wind and solar plants produce, and fluctuations in wind and solar resource conditions; and

•
our ability to operate our businesses efficiently, manage capital expenditures and costs tightly, manage litigation, manage risks related to international operations and generate earnings and cash flow from our asset-based businesses in relation to our debt and other obligations.

As a result of all these factors, we cannot guarantee that we will have sufficient cash generated from operations to pay a specific level of cash dividends to holders of our Class A common stock. Furthermore, holders of our Class A common stock should be aware that the amount of cash available for distribution depends primarily on our cash flow, and is not solely a function of profitability, which is affected by non-cash items. We may incur other expenses or liabilities during a period that could significantly reduce or eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock during the period. We are a holding company and our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing project-level financing. Our project-level financing agreements prohibit distributions to us unless certain specific conditions are met, including the satisfaction of financial ratios and the absence of payment or covenant defaults.

To the extent we issue additional equity securities in connection with any acquisitions or growth capital expenditures, the payment of dividends on these additional equity securities may increase the risk that we will be unable to maintain or increase our per share dividend. There are no limitations in our amended and restated certificate of incorporation (other than a specified number of authorized shares) on our ability to issue equity securities, including securities ranking senior to our Class A common stock. The incurrence of bank borrowings or other debt by TERP Operating or by our project-level subsidiaries to finance our growth strategy will result in increased interest expense and the imposition of additional or more restrictive covenants which, in turn, may impact the cash distributions we distribute to holders of our Class A common stock.

Finally, dividends to holders of our Class A common stock will be paid at the discretion of our Board.

Certain of our shareholders have accumulated large concentrations of holdings of our Class A shares.

In addition to Brookfield, certain of our shareholders, including SunEdison, hold large positions in our Class A shares, which may impact the liquidity of shares of our Class A shares. In connection with the Merger and Sponsorship Transaction, SunEdison converted its shares of our Class B common stock into shares of our Class A common stock on a one-to-one basis. In addition, immediately prior to the closing of the Merger, we issued certain additional shares of our Class A common stock to SunEdison. As part of its plan of reorganization in the SunEdison Bankruptcy and pursuant to this registration statement, SunEdison may distribute or issue all of the Class A common stock that SunEdison holds to its creditors and/or sell a portion of the Class A common stock it holds into the market to fund expenses or emergence from bankruptcy. If SunEdison consummates its plan of reorganization and its proposed distribution of our Class A common stock or otherwise disposes of our Class A common stock, it may have the effect of reducing the trading price of our Class A common stock. However, in the event that SunEdison were to retain a large percentage of the shares of our Class A common stock not owned by Brookfield this concentration of ownership may reduce the liquidity of our Class A common stock and may also have the effect of delaying or preventing a future change in control of our company or discouraging others from making tender offers for our shares, which could depress the price per share a bidder might otherwise be willing to pay. While it retains our common stock, SunEdison may have interests or incentives that are different from Brookfield and other holders of our common stock.

We are a holding company and our only material asset is our interest in Terra LLC, and we are accordingly dependent upon distributions from Terra LLC and its subsidiaries to pay dividends and taxes and other expenses.

TerraForm Power is a holding company and has no material assets other than its ownership of membership interests in Terra LLC, a holding company that will have no material assets other than its interest in TERP Operating, whose sole material assets are interests in the renewable energy facilities that comprise our portfolio and the renewable energy facilities that we subsequently acquire. TerraForm Power, Terra LLC and TERP Operating have no independent means of generating revenue. We intend to cause TERP Operating’s subsidiaries to make distributions to TERP Operating and, in turn, make distributions to Terra LLC, and, Terra LLC, in turn, to make distributions to TerraForm Power in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds to pay a quarterly cash dividend to holders of our Class A common stock or otherwise, and TERP Operating or Terra LLC is restricted from making such distributions under applicable law or regulation or is otherwise unable to provide such funds (including as a result of TERP Operating’s operating subsidiaries being unable to make distributions, such as due to defaults in project-level financing agreements), it could materially adversely affect our liquidity and financial condition and limit our ability to pay dividends to holders of our Class A common stock.

Market interest rates may have an effect on the value of our Class A common stock.

One of the factors that influences the price of shares of our Class A common stock will be the effective dividend yield of such shares (i.e., the yield as a percentage of the then market price of our shares) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of shares of our Class A common stock to expect a higher dividend yield. If market interest rates increase and we are unable to increase our dividend in response, including due to an increase in borrowing costs, insufficient cash available for distribution or otherwise, investors may seek alternative investments with higher yield, which would result in selling pressure on, and a decrease in the market price of, our Class A common stock. As a result, the price of our Class A common stock may decrease as market interest rates increase.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings and otherwise materially adversely impact our business. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the stock markets generally;

•
significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;

•	changes in our earnings or variations in operating results;

•	changes in regulatory policies or tax law;

•	operating performance of companies comparable to us; and

•	loss of funding sources or the ability to finance or refinance our obligations as they come due.

Investors may experience dilution of their ownership interest due to the future issuance of additional shares of our Class A common stock.

We are in a capital intensive business, and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we have engaged in, and may require additional funds from further, equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Class A common stock offered hereby. Under our amended and restated certificate of incorporation, we are authorized to issue 1,200,000,000 shares of Class A common stock and 100,000,000 shares of preferred stock with preferences and rights as determined by our Board. The potential issuance of additional shares of Class A common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class A common stock. We may also issue additional shares of our Class A common stock or other securities that are convertible into or exercisable for our Class A common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the trading price of our Class A common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the stock price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our Class A common stock to decline.

As a result of the Merger and Sponsorship Transaction, we will be a “controlled company,” controlled by Brookfield, whose interest in our business may be different from ours or other holders of our Class A common stock.

As a result of the Merger and Sponsorship Transaction, Brookfield owns an approximate 51% interest in the Company. At the effective time of the Merger, SunEdison transferred certain IDRs currently held by SunEdison to Brookfield pursuant to an Incentive Distribution Rights Transfer Agreement, Terra LLC entered into an amended and restated limited liability company agreement (the “New TERP LLC Agreement”) and Brookfield, the Company and certain of their respective affiliates entered into the MSA. Pursuant to the terms of the New TERP LLC Agreement, cash distributions from Terra LLC will be allocated between the holders of the Class A units in Terra LLC and the holders of the IDRs according to a fixed formula. In addition, pursuant to the terms of the MSA, Brookfield will be entitled to certain fixed and variable management fees for services performed for the Company. As a result of these economic rights, Brookfield may have interests in our business that are different from our interests or the interests of the other holders of our Class A common stock.

In addition, pursuant to the Merger Agreement, if there has been a final resolution of certain specified litigation involving the Company, following the effective time of the Merger, the Company has agreed to issue a number of additional Class A shares to Brookfield for no additional consideration based on the amounts paid or accrued by the Company or any of its affiliates, including Brookfield, with respect to such litigation, calculated in accordance with specified formulas. As a result of this arrangement, Brookfield may have interests in the specified litigation that is different from our interests or the interests of the other holders of our Class A common stock.

Brookfield currently owns interests in, manages and controls, and may in the future own or acquire interests in, manage and/or control, other yield focused publicly listed and private electric power businesses that own clean energy assets, primarily hydroelectric facilities and wind assets, and other public and private businesses that own and invest in other real property and infrastructure assets. Brookfield may have conflicts or potential conflicts, including resulting from the operation by Brookfield of its other businesses, including its other yield focused electric power businesses, including with respect to Brookfield’s attention to and management of our business which may be negatively affected by Brookfield’s ownership and/or management of other power businesses and other public and private businesses that it owns, controls or manages.

For so long as Brookfield or another entity controls greater than 50% of the total outstanding voting power of our Class A common stock, we will be considered a “controlled company” for the purposes of the NASDAQ Global Select Market listing requirements. As a “controlled company,” we are permitted to opt out of the NASDAQ Global Select Market listing requirements that require (i) a majority of the members of our Board to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors and (iii) an annual performance evaluation of the nominating and governance and compensation committees. We expect to rely on such exceptions with respect to having a majority of independent directors, establishing a compensation committee or nominating committee and annual performance evaluations of such committees. Brookfield may sell part or all of its stake in the Company which could result in a loss of the “controlled company” exemption under the NASDAQ Global Select Market rules. We would then be required to comply with those provisions of the NASDAQ Global Select Market on which we currently or in the future may rely upon exemptions.

As a result of the Merger and Sponsorship Transaction, Brookfield and its affiliates will control the Company and have the ability to designate a majority of the members of the Company’s Board.

The governance agreements entered into between the Company and Brookfield in connection with the Merger and Sponsorship Transaction provide Brookfield the ability to designate a majority of our Board to our Corporate Governance and Nominations Committee for nomination for election by our stockholders. Due to such agreements, and Brookfield’s approximate 51% interest in the Company, the ability of other holders of our Class A common stock to exercise control over the corporate governance of the Company will be limited. In addition, due to its approximate 51% interest in the Company, Brookfield will have a substantial influence on our affairs and its voting power will constitute a large percentage of any quorum of our stockholders voting on any matter requiring the approval of our stockholders. As discussed in the risk factor entitled “As a result of the Merger and Sponsorship Transaction, we will be a “controlled company,” controlled by Brookfield and its affiliates, whose interest in our business may be different from ours or other holders of our Class A common stock ” above, Brookfield may hold certain interests that are different from ours or other holders of our Class A common stock and there is no assurance that Brookfield will exercise its control over the Company in a manner that is consistent with our interests or those of the other holders of our Class A common stock.

Risks Related to our Relationship with SunEdison and the SunEdison Bankruptcy

We are transitioning away from our historical dependence on SunEdison for important corporate, project and other services, which involves management challenges and poses risks that may materially adversely affect our business, results of operations and financial condition.

Since the SunEdison Bankruptcy, we have been engaged in efforts to transition away from our historical dependence on SunEdison for corporate, project and other services, including providing for critical systems and information technology infrastructure, by seeking to identify alternative service providers and to establish and manage new relationships, as well as develop our own capabilities and resources in these areas. These efforts include creating a separate stand-alone corporate organization, including, among other things, directly hiring employees and establishing our own accounting, information technology, human resources and other systems and infrastructure, and also include transitioning the project-level O&M and asset management services in-house or to third party service providers. However, our efforts in this regard, although designed to mitigate risks posed by the SunEdison Bankruptcy, involve a number of new risks and challenges that may materially adversely affect our business, results of operations and financial condition.

We may be unable to replicate the corporate and project-level services provided by SunEdison, either through outsourcing or performing those services ourselves on terms or at costs similar to those provided by SunEdison or at all. The fees of service provided by Brookfield under the MSA, which amount to $2.5 million per quarter for the first four quarters plus a certain variable component, and escalate thereafter, are higher than the fees that we paid under the SunEdison management services agreement, which are equal to 2.5% of the Company’s cash available for distribution to shareholders in 2016 and 2017 (not to exceed $7.0 million in 2016 or $9.0 million in 2017). In addition, in light of SunEdison’s familiarity with our assets, the service providers affiliated with Brookfield may not be able to provide the same level of service. We also continue to depend on a substantial number of outside contractors for accounting services and the costs for these services are substantially greater than those we would incur if we directly hired employees to perform the same services.

We may also be unable to perform the services ourselves, through hiring employees and migrating or establishing separate information technology systems. Implementing any changes in connection with such transition may take longer than we expect, cost more than we expect, and divert management’s attention from other aspects of our business. We may also incur substantial legal and compliance costs in many of the jurisdictions where we operate. In addition, as we have limited experience in developing our own capabilities and resources, there is no assurance that we would ultimately be successful in our efforts in each of these areas, if at all, which could result in delays or disruptions in our business and operations.

The SunEdison Bankruptcy may adversely affect our relationships with current or potential counterparties.

We have important counterparties at every level of operations, including offtakers under the PPAs, corporate and project-level lenders, suppliers and service providers. The SunEdison Bankruptcy may have damaged our relationships with our counterparties due to concerns about the SunEdison Bankruptcy and its impact on our business. These concerns may cause counterparties to be less willing to grant waivers or forbearances if needed for other matters and more likely to enforce contractual provisions or reduce utilization of our services (or the provision of supplies or services) where the counterparty has flexibility in volume or duration. These concerns may also cause our existing or potential new counterparties to be less likely to enter into new agreements or to demand more expensive or onerous terms, credit support, security or other conditions. Damage to our existing or potential future counterparty relationships may materially and adversely affect our business, financial condition and results of operations, including our growth strategy.

Risks Related to our Delayed Exchange Act Filings

Potential future delays in the filing of our reports with the SEC, as well as further delays in the preparation of audited financial statements at the project level, could have a material adverse effect.

The Company did not file with the SEC on a timely basis its Form 10-Ks for the years ended December 31, 2015 and 2016 and its Forms 10-Qs for each of the quarters ended March 30, 2016, June 30, 2016, September 30, 2016, March 30, 2017 and June 30, 2017. The Company timely filed its Form 10-Q for the quarter ended September 30, 2017. During the period of these delays, we received notification letters from NASDAQ that granted extensions to regain compliance with NASDAQ’s continued listing requirements, subject to the requirement that we file our SEC reports and hold our annual meeting of stockholders by certain deadlines. While we have complied with each of these dates set for the filing of our required reports under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the annual meeting of stockholders, in the event that any future periodic report is delayed, there is no assurance that we will be able to obtain further extensions from NASDAQ to maintain or regain compliance with NASDAQ’s continued listing requirements with respect to any such delayed periodic report. If we fail to obtain any such further extensions from NASDAQ, our Class A common stock would likely be delisted from the NASDAQ Global Select Market.

The delay in filing our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and related financial statements has impaired our ability to obtain financing and access the capital markets, and to the extent we fail to make timely filings in the future, our access to financing may be impaired. For example, as a result of the delayed filing of our periodic reports with the SEC, we will not be eligible to register the offer and sale of our securities using a short-form registration statement on Form S-3 until we have timely filed all periodic reports required under the Exchange Act for one year. Additional delays may also negatively impact our ability to obtain project financing and our ability to obtain waivers or forbearances to the extent of any defaults or breaches of project-level financing. An inability to obtaining financing may have a material adverse effect on our ability to grow our business, acquire assets through acquisitions or optimize our portfolio and capital structure. Additionally, a delay in audited financial statements may reduce the comfort of our Board with approving the payment of dividends.

Audited financial statements at the project-level have also been delayed over the course of 2016 and 2017. This delay has created defaults under most of our non-recourse financing agreements. To the extent these defaults remain uncured or unwaived, or new defaults arise because of future delays in the completion of audited or unaudited financial statements, our subsidiaries may be restricted in their the ability to make distributions to us, or the related lenders may be entitled to demand repayment or enforce their security interests, which could have a material adverse effect on our business, results of operations, financial condition, our ability to pay dividends and our ability to comply with corporate-level debt covenants.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus and documents incorporated by reference herein contain forward-looking statements within the meanings of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally related to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward looking statements may include estimates of expected cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are listed below:

•	risks related to the transition to Brookfield sponsorship, including our ability to realize the expected benefits of the transaction;

•	risks related to the SunEdison Bankruptcy, including our continuing transition away from reliance on SunEdison for critical systems and information technology infrastructure;

•	risks related to wind conditions at our wind assets or to weather conditions at our solar assets

•	risks related to potential events of default at our project financings;

•	risks related to delays in our filing of periodic reports with the SEC;

•	risks related to the effectiveness of our internal controls over financial reporting;

•	pending and future litigation;

•	our ability to integrate the projects we acquire from third parties or otherwise and realize the anticipated benefits from such acquisitions;

•	the willingness and ability of counterparties to fulfill their obligations under offtake agreements;

•	price fluctuations, termination provisions and buyout provisions in offtake agreements;

•	our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire;

•	our ability to successfully identify, evaluate and consummate acquisitions;

•	government regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs, tax rules, environmental laws and policies affecting renewable energy;

•	operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness;

•
the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	cash trapped at the project level, including the risk that such project-level cash may not be released up to the Company in a timely manner;

•	risks related to the proposed relocation of the Company’s headquarters;

•	our ability to compete against traditional and renewable energy companies; and

•	hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus or the documents incorporated by reference herein.

You should not rely upon forward-looking statements included or incorporated by reference in this prospectus as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this prospectus or the documents incorporated by reference herein. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
We will not receive any proceeds from the sale of any shares of Class A common stock by the selling stockholders.
The selling stockholders will receive all of the net proceeds from the sale of any shares of Class A common stock offered by them pursuant to this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of September 30, 2017.
You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and our consolidated financial statements and related notes thereto incorporated by reference herein along with the financial and other information contained in this prospectus.

September 30, 2017
(in thousands, except share data)	Actual
(unaudited)
Cash and restricted cash	$588,929

Long-term debt (including current portion):
Existing Revolver(1)	$277,000
Senior Notes due 2023	950,000
Senior Notes due 2025	300,000
Permanent Financing	1,986,317
Financing Lease Obligations	118,194

Total long-term debt (including current portion)	3,631,511
Redeemable non-controlling interests	198,031
Shareholders’ Equity:
Class A common stock, par value $0.01 per share, 850,000,000 shares authorized, 92,770,614 shares issued and 92,408,596 outstanding	928
Class B common stock, par value $0.01 per share, 140,000,000 shares authorized, 48,202,310 shares issued and outstanding(2)	482
Class B1 common stock, par value $0.01 per share, 260,000,000 shares authorized, none issued and outstanding(3)	—
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, none issued and outstanding	—
Additional paid-in-capital	1,480,584
Accumulated Deficit	(285,330)
Accumulated Other Comprehensive Income	57,334
Treasury Stock	(5,381)
Non-controlling interests	1,402,596

Total equity	2,651,213

Total capitalization	$6,480,755

(1)	In connection with the Merger and Sponsorship Transaction with Brookfield, and our entry into the New Revolver, we paid down and terminated the Existing Revolver.
(2)	In connection with the Merger and Sponsorship Transaction with Brookfield, all of the issued and outstanding shares of Class B common stock were redeemed and retired.
(3)	In connection with the Merger and Sponsorship Transaction with Brookfield, the Class B1 common stock was retired.

DIVIDEND POLICY

Except as described below, we have not declared or paid a cash dividend on our capital stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

On October 27, 2014, the Company declared a quarterly dividend of $0.1717 per share on the Company's Class A common stock, which was paid on December 15, 2014 to holders of record on December 1, 2014. This amount represented a quarterly dividend of $0.2257 per share, or $0.9028 per share on an annualized basis, prorated to adjust for a partial quarter as the Company consummated its IPO on July 23, 2014.

On December 22, 2014, the Company declared a quarterly dividend for the fourth quarter of 2014 on the Company's Class A common stock of $0.27 per share, or $1.08 per share on an annualized basis. The fourth quarter dividend was paid on March 16, 2015 to shareholders of record as of March 2, 2015.

On May 7, 2015, the Company declared a quarterly dividend for the first quarter of 2015 on the Company's Class A common stock of $0.325 per share, or $1.30 per share on an annualized basis. The first quarter dividend was paid on June 15, 2015 to shareholders of record as of June 1, 2015.

On August 6, 2015, the Company declared a quarterly dividend for the second quarter of 2015 on the Company's Class A common stock of $0.335 per share, or $1.34 per share on an annualized basis. The second quarter dividend was paid on September 15, 2015 to shareholders of record as of September 1, 2015.

On November 9, 2015, the Company declared a quarterly dividend for the third quarter of 2015 on the Company's Class A common stock of $0.35 per share, or $1.40 per share on an annualized basis. The third quarter dividend was paid on December 15, 2015 to shareholders of record as of December 1, 2015.

Immediately prior to the effective time of the Merger, TerraForm Power declared the payment of the Special Dividend in the amount of $1.94 per share, in respect of each Class A share issued and outstanding immediately prior to the effective time of the Merger, each restricted stock award outstanding immediately prior to the effective time of the Merger and each RSU outstanding immediately prior to the effective time of the Merger. This special dividend was paid on October 17, 2017 to shareholders of record as of October 16, 2017.

MARKET PRICE OF CLASS A COMMON STOCK

Our Class A common stock is listed for trading on the NASDAQ Global Select Market under the symbol “TERP.” The table below shows the high and low sales prices of our Class A common stock, for the periods indicated, as reported on the NASDAQ Global Select Market.

	Class A Common Stock Price		Dividend Per Share
	High	Low
FY 2015
First quarter	$37.00	$28.13	$0.27
Second quarter	$42.66	$36.05	$0.335
Third quarter	$40.24	$13.83	$0.35
Fourth quarter	$20.12	$6.73	$0.00

FY 2016
First quarter	$12.80	$7.29	$0.00
Second quarter	$11.20	$7.23	$0.00
Third quarter	$14.69	$10.68	$0.00
Fourth quarter	$14.50	$11.10	$0.00

FY 2017
First quarter	$13.55	$10.99	$0.00
Second quarter	$12.90	$11.63	$0.00
Third quarter	$14.00	$11.69	$0.00
Fourth quarter through November 14, 2017	$14.20	$11.47	$1.94

On November 14, 2017, the last reported sale price of our Class A common stock on the NASDAQ Global Select Market was $12.17 per share. As of October 31, 2017, there were approximately seven holders of record of shares of our Class A common stock. Because many of the Company’s shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

PRINCIPAL AND SELLING STOCKHOLDERS
The following tables set forth information as of October 31, 2017 regarding the beneficial ownership of shares of our Class A common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

•	each person or group known by us to be a beneficial owner of more than 5% of the shares of our Class A common stock;
•	each of the selling stockholders;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers, taken together.
     The shares of our Class A common stock held by the selling stockholders reflected in the table below may be sold by the selling stockholders from time to time in one or more offerings described in this prospectus and the applicable prospectus supplement. Because the selling stockholders may offer all or any portion of the shares listed in the table below, no estimate can be given as to the amount of shares covered by this prospectus that will be held by the selling stockholders upon the termination of any offering. For purposes of the table below, we have assumed all of the shares to be registered on this registration statement on Form S-1, of which this prospectus is a part, are sold in one offering.
Share Ownership of Selling Stockholders and Certain Beneficial Owners
The following table reports the number of shares of TerraForm Power, Inc. Class A common stock that are beneficially owned by (i) each person who is believed to beneficially own more than 5% of our Class A common stock and (ii) the selling stockholders.

Name of Beneficial Owner	Prior to the Offering		After the Offering
	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class
Orion US Holdings 1 LP	75,594,459	51.00%	75,594,459	51.00%
SunEdison, Inc.*	4,081,599	2.75%	—	—
SunEdison Holdings Corporation*	10,023,300	6.76%	—	—
SUNE ML1, LLC*	20,168,980	13.61%	—	—
 *Indicates selling stockholder

Share Ownership of Executive Officers and Directors

The following table reports the number of shares of TerraForm Power, Inc. Class A common stock that beneficially owned by (i) each director and executive officer of TerraForm Power, Inc. and (ii) all of TerraForm Power, Inc.’s directors and executive officers as a group.

Name of Beneficial Owner	Prior to the Offering				After the Offering
	Shares Beneficially Owned		Percentage of Class		Shares Beneficially Owned	Percentage of Class
John Stinebaugh		—		—	—	—
Matthew Berger		—		—	—	—
Valerie Hannah		—		—	—	—
Andrea Rocheleau		—		—	—	—
Brian Lawson		—	—		—	—
Christian S. Fong	8,017			*	8,017	*
Harry Goldgut		—	—		—	—
Edward Hall	7,078		*		7,078	*
Richard Legault		—	—		—	—
Mark McFarland		—	—		—	—
Sachin Shah		—	—		—	—
All directors and executive officers as a group (11 persons)	15,095		*		15,095	*

*Indicates less than one percent.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock. We adopted an amended and restated certificate of incorporation and an amended and restated bylaws in connection with the Merger and Sponsorship Transaction with Brookfield, and this description summarizes the provisions included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock”, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws which have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware Law.
Authorized Capitalization
Prior to any sale of our Class A common stock by the selling stockholders pursuant to this prospectus, our authorized capital stock will consist of 1,200,000,000 shares of Class A common stock, par value $0.01 per share, of which 148,071,110 shares will be issued and outstanding and 153,319 will be outstanding and held in the treasury of the Company, and 100,000,000 shares of preferred stock, par value $0.01 per share, none of which will be issued and outstanding.
Class A Common Stock
Voting Rights
Each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of our Class A common stock do not have cumulative voting rights. Except in respect of matters relating to the election of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock must be approved by a majority of the votes cast by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, each director shall be elected by the affirmative vote of the majority of votes cast; provided that, if the number of director nominees at any Election Meeting exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends upon our Class A common stock may be declared by our board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Rights
Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Listing
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “TERP.”

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the shares of Class A common stock remain listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our Class A common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Class A common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.
Corporate Opportunity
The amended and restated certificate of incorporation provides that the Company renounces any interest or expectancy of the Company or any of its affiliated companies in, or in being offered an opportunity to participate in, any corporate opportunity (as defined below) presented to Brookfield Holdco or its affiliated companies or any dual role person (as defined below) to the fullest extent permitted by law and subject to the written contractual agreements in effect between the Company or its affiliated companies, on the one hand, and Brookfield Holdco or its affiliated companies, on the other hand.
In the event that either (i) Brookfield and its affiliated companies or (ii) any dual role person, acquire knowledge of a potential transaction or matter which may be a corporate opportunity, none of Brookfield, its affiliated companies or any dual role person will have a duty to communicate or offer to the Company or any of its affiliated companies, or refrain from engaging directly or indirectly in, any corporate opportunity, and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.
No dual role person (i) will have any duty to communicate or offer to the Company or any of its affiliated companies any corporate opportunity, (ii) will be prohibited from communicating or offering any corporate opportunity to (x) Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or (y) if not an employee, agent, representative, officer of director of Brookfield or any of its affiliated companies, any power generation business of which such dual role person is an employee, agent, representative, officer or director and (iii) to the fullest extent permitted by the DGCL, will have any liability to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (x) the failure to communicate or offer to the Company or any of its affiliated companies any corporate opportunity or (y) the communication or offer to Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or any power generation business of which such dual role person is an employee, agent, representative, officer or director, as applicable, of any corporate opportunity.
“Corporate opportunity” means any potential transaction, corporate opportunity or other matter within the same or similar business activities or related lines of business as those in which the Company or any of its affiliated companies may engage, or other business activities that overlap with or compete with those in which the Company or any of its affiliated companies, directly or indirectly, participates; provided that a corporate opportunity does not include any such corporate opportunity offered to a dual role person solely in such dual role person’s capacity as a director, an officer or employee of the Company or of any of its affiliated companies.

“Dual role person” means (i) any individual who is an officer or director of the Company and is also an employee, officer or director of Brookfield or any of its affiliated companies or (ii) any individual who is a director of the Company and is otherwise an employee, officer or director of a power generation business.
Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws
In addition to the disproportionate voting rights that Brookfield has as a result of its approximate 51% ownership of our Class A common stock, some provisions of Delaware law contain, and our amended and restated certificate of incorporation and our amended and restated bylaws described below contains, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Stockholder Meetings and Elections of Directors
Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called by (i) the chairperson of the board of directors, (ii) the Lead Independent Director (as defined in our amended and restated bylaws), if any, (iii) the board of directors pursuant to a duly adopted resolution or (iv) the secretary of the Company upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A common stock then outstanding.
Elimination of Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation specifically provides that any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting, and that the power of stockholders to consent in writing without a meeting is denied.
Board Vacancies. Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock and the director designation rights of our Sponsor.
Election of Directors. The amended and restated certificate of incorporation provides that, except as provided in any duly authorized certificate of designation for any series of preferred stock, in an uncontested election, each director will be elected by the affirmative vote of the majority of the votes cast with respect to such director at any election meeting at which a quorum is present. However, in the case of an election meeting at which a quorum is present for which the number of director nominees exceeds the number of directors to be elected at such election, each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee). Each director will hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. With respect to the stockholder election of the non-sponsor independent directors, for so long as the master services agreement remains in effect, members of the sponsor group are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than members of the sponsor group. Directors may serve consecutive terms.
Removal of Directors. Our amended and restated certificate of incorporation provides that, subject to the rights, if any, of the holders of any series of preferred stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A common stock representing a majority of the issued and outstanding shares of Class A common stock at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose. With respect to the stockholder removal of the non-sponsor independent directors, for so long as the master services agreement remains in effect, Brookfield and its controlled affiliates (other than the Company and its controlled affiliates) are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than Brookfield and its controlled affiliates.
Amendments

Amendments of Certificate of Incorporation

Pursuant to Section 242(b) of the DGCL, to amend the Company’s certificate of incorporation, subject to certain exceptions, the board of directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.
Our amended and restated charter further provides that amendments of certain sections of the certificate of incorporation require an affirmative vote of 2/3 of combined voting power of all of the then outstanding shares of capital stock of the Company eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

•	voting, dividend and liquidation rights of Class A common stock;
•	removal of directors;
•	indemnification of officers and directors and limitation of the personal liability of directors; and
•	amendments to the amended and restated charter.
Our amended and restated certificate of incorporation further provides that approval of the new conflicts committee is required to alter, amend or repeal provisions relating to:

•	the powers and composition of the board of directors;
•	amendments to the amended and restated bylaws and board of directors designation of committees;
•	filling vacancies in the board of directors;
•	competition and corporate opportunities; and
•	amendments to the amended and restated charter.
Bylaw Amendments
Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to amend the Company’s bylaws by an affirmative vote of a majority of the total number of directors then in office. The approval of the new conflicts committee and, for so long as the governance agreement is in effect, Brookfield Holdco will also be required to approve any such action to make, amend, alter, change, add to or repeal any provision in the bylaws (i) requiring the approval of the new conflicts committee, (ii) setting forth the standards for the “independence” that will be applicable to independent directors on the board of directors and the process for nomination to the board of directors, and election by the shareholders of the Company, of independent directors and (iii) setting out the manner in which the governance agreement is amended. In addition, the approval of Brookfield Holdco will, for so long as the governance agreement is in effect, be required for any such action to make, amend, alter, change, add to or repeal any provision in the bylaws relating to the designation, appointment, removal, replacement, powers or duties of the officers of the Company.
Notice Provisions Relating to Stockholder Proposals and Nominees
Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.
Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our board of directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to our board of directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.
To be timely, a stockholder’s notice must be received at our principal executive offices:

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in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us; or

•
in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

With respect to special meetings of stockholders, our amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.
DGCL Section 203 – Business Combinations with Interested Stockholders
Our amended and restated certificate of incorporation provides that the Company has elected not to be governed by DGCL Section 203. Subject to certain exceptions, DGCL Section 203 generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s voting stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by such a section.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a ‘‘capital asset’’ (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

• banks, insurance companies or other financial institutions;
• tax-exempt or governmental organizations;
• qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);
• dealers in securities or foreign currencies;
• traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
• persons subject to the alternative minimum tax;
• partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
• persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
• persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
• certain former citizens or long-term residents of the United States; and
• persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a ‘‘non-U.S. holder’’ is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

• an individual who is a citizen or resident of the United States;
• a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
• an estate the income of which is subject to U.S. federal income tax regardless of its source; or
• a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

As described in the section entitled ‘‘Dividend Policy,’’ we do not plan to make any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See ‘‘—Gain on Disposition of Class A Common Stock.’’ Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

Subject to the discussion below under ‘‘—Backup Withholding and Information Reporting’’ and ‘‘—Additional Withholding Requirements under FATCA,’’ a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

• the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;
• the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or
• our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (‘‘USRPHC’’) for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS
Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (‘‘FATCA’’), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a ‘‘foreign financial institution’’ or a ‘‘non-financial foreign entity’’ (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any ‘‘substantial United States owners’’ (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

The selling stockholders identified in this prospectus may offer, from time to time, shares of our Class A common stock. We are registering such shares under the terms of a registration rights agreement between us and the selling stockholders. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

The selling stockholders and their successors, including their transferees (which may include the creditors or shareholders of SunEdison in accordance with SunEdison’s then-current plan of reorganization in connection with the SunEdison Bankruptcy), may sell all or a portion of the shares of our Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. These discounts, concessions or commissions as to any particular underwriter, brokerdealer or agent may be in excess of those customary in the types of transactions involved.

The shares of our Class A common stock may be sold in one or more transactions on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholder may use any one or more of the following methods when selling shares:

• on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, including the NASDAQ Global Select Market in the case of the Class A common stock;
• pursuant to a plan of reorganization in the SunEdison Bankruptcy, or otherwise in connection with SunEdison’s emergence from bankruptcy;
• in the over-the-counter market;
• in transactions otherwise than on these exchanges or services or in the over-the-counter market;
• through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• a debt-for-equity exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;
• broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(a)(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus or a prospectus supplement.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell short the shares and deliver Class A common stock to close out short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus and the applicable prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus and the applicable prospectus supplement. The selling stockholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and the applicable prospectus supplement.

The aggregate proceeds to the selling stockholders from the sale of the shares of our Class A common stock will be the purchase price of the shares less discounts and commissions, if any.

In offering the shares of our Class A common stock covered by this prospectus and the applicable prospectus supplement, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the shares of our Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares of our Class A common stock pursuant to this prospectus and the applicable prospectus supplement and to the activities of the selling stockholders. In addition, we will make copies of this prospectus and the applicable prospectus supplement available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

There can be no assurance that the selling stockholders will sell any or all of the Class A common stock registered pursuant to the registration statement of which this prospectus forms a part.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the shares of our Class A common stock covered by this prospectus and the applicable prospectus supplement.

The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions that will be paid by the selling stockholders, will be described in the applicable prospectus supplement.

LEGAL MATTERS
The validity of the Class A common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C.
EXPERTS
The consolidated financial statements of TerraForm Power, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2016 consolidated financial statements contains an explanatory paragraph that states that SunEdison, Inc. (the Company’s sponsor) and certain of its affiliates filed for bankruptcy on April 21, 2016. The risk of substantive consolidation of the Company with SunEdison, Inc. and inclusion in the SunEdison, Inc. bankruptcy, as well as existing covenant defaults and risks of future covenant defaults under a number of the Company’s financing arrangements, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses an opinion that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

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ineffective (a) process to ensure that all employees, including management, and outsourced service providers, annually confirm their compliance with the Company’s Code of Business Conduct and that deviations from the expected standards of conduct are identified and remedied in a timely manner and (b) maintenance of a whistleblower hotline;

•	ineffective Board oversight and management monitoring activities over financial reporting processes and internal controls;

•	insufficient number of trained resources with assigned responsibility and accountability for financial reporting processes and the effective design and operation of internal controls;

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ineffective documented and continuous risk assessment process (a) to identify and analyze risks of financial misstatement due to error and/or fraud; (b) to identify and assess necessary changes in generally accepted accounting principles and financial reporting processes and internal controls impacted by changes in the business model resulting from growth from acquisitions, changes in information systems, changes at SunEdison and transition of key personnel; and (c) to ensure appropriate control activities were established through policies and procedures to carry out management's directives to mitigate risks to the Company's financial reporting objectives;

•	ineffective information and communication processes to ensure that appropriate and accurate information is available to financial reporting personnel on a timely basis;

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ineffective general information technology controls over all operating systems, databases, and IT applications supporting financial reporting resulting in ineffective process‑level automated controls and compensating manual controls dependent upon the information derived from IT systems, and end‑user computing controls over spreadsheets used in financial reporting;

•	ineffective controls over the completeness, existence, and accuracy of revenues and the completeness, existence, accuracy and valuation of accounts receivable;

•	ineffective reconciliation controls over the completeness, existence and accuracy of certain balance sheet accounts;

•	ineffective controls over the completeness, existence and accuracy of expenses and accounts payable and accrued expenses;

•	ineffective controls over the completeness, existence and accuracy of renewable energy facilities, accumulated depreciation, and depreciation expense;

•	ineffective controls over the completeness, accuracy and presentation of restricted cash; and

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ineffective controls over the completeness and accuracy of information used as part of goodwill impairment, long‑lived asset impairment and asset retirement obligations assessments, fair value measurements of underlying assets acquired and liabilities assumed in business combinations, allocation of income between controlling and noncontrolling interest using the hypothetical liquidation of book value method, and debt covenant compliance and going concern evaluation processes.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document field as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may also obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.terraformpower.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document already on file with the SEC.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on July 21, 2017;
•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on August 29, 2017, September 29, 2017 and November 9, 2017, respectively;

•	our Definitive Proxy Statement on Schedule 14A related to the Merger and Sponsorship Transaction, filed with the SEC on September 6, 2017;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 24, 2017; and
•
our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 9, 2017, January 23, 2017, February 16, 2017, March 7, 2017, March, 9, 2017, March 21, 2017, April 6, 2017, April 28, 2017, May 16, 2017, June 30, 2017, August 3, 2017, August 11, 2017, September 11, 2017, October 10, 2017 and October 17, 2017.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results and Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.
We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to:
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814
(240) 762-7700
Attention: Investor Relations

These documents are also available on the Investor Relations section of our website, which is located at www.terraformpower.com, or as described under “Additional Information” above. The reference to our website does not constitute incorporation by reference of the information contained on our website. Further, the public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

34,273,879 Shares

TerraForm Power, Inc.
Class A Common Stock

PROSPECTUS

          , 2017

PART II
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee.

SEC registration fee		$51,888
Legal fees and expenses		$30,000
Accounting fees and expenses		$50,000
Printing and engraving expenses	$	__

Total		$131,888

Item 14. Indemnification of Directors and Officers
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our directors pursuant to which have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was a director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.
Item 15. Recent sales of unregistered securities
On November 26, 2014, we sold and issued a total of 11,666,667 shares of our Class A common stock in a private placement pursuant to subscription agreements to certain eligible investors for an aggregate purchase price of $350 million, or $30.00 per share. We issued these Class A shares to the respective purchasers in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. In that regard, we obtained representations from each of the purchasers that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it had such knowledge and experience in financial or business matters that such purchaser was capable of evaluating the merits and risk of an investment in our securities.

On October 16, 2017, pursuant to the Merger Agreement, BRE TERP Holdings, Inc., a wholly owned direct subsidiary of Orion US Holdings 1 LP, merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”).  Prior to the consummation of the Merger, the selling stockholders were the indirect holder of 100% of the shares of Class B common stock of TerraForm Power and held approximately 83.9% of the combined total voting power of the holders of TerraForm Power’s Class A common stock and Class B common stock. As contemplated by the Merger Agreement and in satisfaction of its obligations under the settlement agreement, the selling stockholders exchanged, effective immediately prior to the effective time of the Merger, all of the Class B units of Terra LLC held by it or any of its controlled affiliates for 48,202,310 Class A shares of TerraForm Power. As a result of and following completion of the exchange, all of the issued and outstanding shares of Class B common stock of TerraForm Power were automatically redeemed and retired. Pursuant to the settlement agreement, immediately following such exchange, the Company issued to SunEdison additional Class A shares such that immediately prior to the effective time of the Merger, SunEdison and certain of its affiliates held an aggregate number of Class A shares equal to 36.9% of TerraForm Power’s fully diluted share count.
At the effective time of the Merger, depending on the form of consideration stockholders of the Company elected, holders of Class A Shares issued and outstanding immediately prior to the effective time of the Merger were entitled, depending on each holder’s election, to either (i) receive $9.52 in cash (the “ Per Share Cash Consideration ”) or (ii) retain one Class A share of the Company as the surviving corporation in the Merger following the consummation of Merger (the “ Per Share Stock Consideration ” and, together with the Per Share Cash Consideration, the “ Per Share Merger Consideration ”), for each Class A share owned by such holder immediately prior to the effective time of the Merger. The election was subject to proration based on the number of shares for which stockholders had elected each type of consideration in the aggregate, as described more fully in the Company’s definitive proxy statement filed with the SEC on September 6, 2017.  Based on the results of the consideration election, the elections of the Per Share Stock Consideration were oversubscribed and the proration ratio was 62.6%, which meant that stockholders electing to receive 100% of their merger consideration in stock retained 62.6% of their Class A share in the Merger and received cash consideration in respect of 37.4% of their shares. After giving effect to transactions in connection with the Merger and this pro-ration, the selling stockholders held in aggregate 34,273,879 Class A shares in TerraForm Power, which are the subject of this registration statement.
At the effective time of the Merger, TerraForm Power also issued 65,144,459 Class A shares to Orion US Holdings 1 LP pursuant to the Merger Agreement, which are not registered.
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibit index attached hereto is incorporated herein by reference.
(b) Financial Statement Schedule
No financial schedules are provided because the information is not required or is either shown in the financial statements or notes thereto incorporated by reference herein.
Item 17. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, TerraForm Power, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on November 15, 2017.

TERRAFORM POWER, INC.

By:	/s/ JOHN STINEBAUGH
	Name:	John Stinebaugh
	Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints John Stinebaugh, Matthew Berger and Andrea Rocheleau and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement of TerraForm Power, Inc., and any and all additional registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN STINEBAUGH	Chief Executive Officer	November 15, 2017
/s/ MATTHEW BERGER	Chief Financial Officer	November 15, 2017
/s/ BRIAN LAWSON	Chairman and Director	November 15, 2017
/s/ HARRY GOLDGUT	Director	November 15, 2017
/s/ RICHARD LEGAULT	Director	November 15, 2017
/s/ SACHIN SHAH	Director	November 15, 2017
/s/ MARK McFARLAND	Director	November 15, 2017
/s/ CHRISTIAN S. FONG	Director	November 15, 2017
/s/ EDWARD “NED” HALL	Director	November 15, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1
Purchase and Sale Agreement, dated as of November 17, 2014, among SunEdison, Inc., TerraForm Power, LLC, TerraForm Power, Inc., First Wind Holdings, LLC, First Wind Capital, LLC, D. E. Shaw Composite Holdings, L.L.C., the company members party thereto and D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., acting jointly, solely in their capacity as the representative of the sellers (incorporated by reference to Exhibit 2.1 to TerraForm Power’s Form 8-K filed on February 03, 2015).

2.2
First Amendment to the Purchase and Sale Agreement, dated as of January 28, 2015, among SunEdison, Inc., TerraForm Power, LLC and D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., acting jointly, solely in their capacity as the representative of the sellers (incorporated by reference to Exhibit 2.2 to TerraForm Power’s Form 8-K filed on February 03, 2015).

2.3
Sale and Purchase Agreement, dated as of January 5, 2017, among TerraForm Power Operating, LLC, SunEdison Yieldco UK Holdco 2, LLC and Vortex Solar UK Limited.** (incorporated by reference to Exhibit 2.1 to TerraForm Power’s Form 10-Q filed on August 29, 2017).

2.4
Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, by and among TerraForm Power, Inc., Orion US Holdings 1 L.P. and BRE TERP Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed on March 7, 2017).**

3.1	Amended and Restated Certificate of Incorporation of TerraForm Power, Inc (incorporated by reference to Exhibit 3.1 to TerraForm Power’s Form 8-K filed on July 25, 2014).

3.2	Amended and Restated Certificate of Incorporation of TerraForm Power, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 17, 2017).

3.3	Amended and Restated Bylaws of TerraForm Power, Inc (incorporated by reference to Exhibit 3.2 to TerraForm Power’s Form 8-K filed on July 25, 2014).

3.4	Second Amended and Restated Bylaws of TerraForm Power, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on October 17, 2017).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to TerraForm Power’s Registration Statement on Form S-1, File No. 333-196345).

4.2	Amended and Restated Operating Agreement of Terra LLC (incorporated by reference to Exhibit 4.1 to TerraForm Power’s Form 8-K filed on July 25, 2014).

4.3
First Amendment, dated as of December 3, 2014, to the Amended and Restated Operating Agreement of Terra LLC (incorporated by reference to Exhibit 4.3 to TerraForm Power’s Registration Statement on Form S-1, File No. 333-200829).

4.4	Second Amendment, dated as of May 1, 2015, to the Amended and Restated Operating Agreement of Terra LLC (incorporated by reference to Exhibit 4.1 to TerraForm Power’s Form 8-K filed on May 06, 2015).

4.5
Third Amendment to Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, dated as of June 1, 2016 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on June 2, 2016).

4.6
Fourth Amendment to Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, dated as of July 24, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 25, 2016).

4.7
Indenture, dated as of January 28, 2015, among TerraForm Power Operating, LLC, the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s 8-K filed on February 03, 2015).

4.8
First Supplemental Indenture, dated as of June 11, 2015, among TerraForm Power Operating, LLC, the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on June 12, 2015).

4.9
Fourth Supplemental Indenture, dated as of August 29, 2016, among TerraForm Power Operating, LLC, the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2016).

4.10
Sixth Supplemental Indenture, dated as of October 16, 2017, among TerraForm Power Operating, LLC, as issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on October 17, 2017).

4.11
Indenture, dated as of July 17, 2015, by and among TerraForm Power Operating, LLC, each of the Guarantors party hereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 2015).

4.12
Third Supplemental Indenture, dated as of August 29, 2016, among TerraForm Power Operating, LLC, the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 31, 2016).

4.13
Fifth Supplemental Indenture, dated as of October 16, 2017, among TerraForm Power Operating, LLC, as issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on October 17, 2017).

10.11
Purchase Agreement, dated as of July 20, 2015, by and between TerraForm Power, LLC and SunEdison, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2015).

10.12
Credit and Guaranty Agreement, dated as of January 28, 2015, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of TerraForm Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent, collateral agent, joint lead arranger and joint bookrunner (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 03, 2015).

10.13
First Amendment to Credit and Guaranty Agreement, dated as of May 8, 2015, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.14
Second Amendment to Credit and Guaranty Agreement, dated as of August 11, 2015, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.15
Third Amendment to Credit and Guaranty Agreement, dated as of December 9, 2015, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.16
Fourth Amendment to Credit and Guaranty Agreement, dated as of March 30, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.17
Fifth Amendment to Credit and Guaranty Agreement, dated as of April 29, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.18
Sixth Amendment to Credit and Guaranty Agreement, dated as of May 6, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016).

10.19
Seventh Amendment to Credit and Guaranty Agreement, dated as of May 27, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on June 2, 2016).

10.20
Eighth Amendment to Credit and Guaranty Agreement, dated as of September 9, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.20 to TerraForm Power's Form 10-K filed on December 6, 2016.

10.21
Waiver Agreement, dated as of November 23, 2016, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.21 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.22
Tenth Amendment to Credit and Guaranty Agreement, dated April 5, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on April 6, 2017).

10.23
Eleventh Amendment to Credit and Guaranty Agreement, dated April 26, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on April 28, 2017).

10.24
Twelfth Amendment to Credit and Guaranty Agreement, dated August 10, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of Terraform Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Form 8-K filed on August 11, 2017).

10.27
Joinder Agreement, dated as of May 1, 2015, by and among JPMorgan Chase Bank, N.A., Santander Bank, N.A., TerraForm Power Operating, LLC, TerraForm Power, LLC, Certain Subsidiaries of Borrower, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and Keybank National Association (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on May 06, 2015).

10.28
Purchase and Sale Agreement, dated as of June 30, 2015, by and among Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2015).

10.29
Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.1 to TerraForm Power’s Form 8-K filed on December 21, 2015).

10.30
Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings II, LLC (incorporated by reference to Exhibit 10.2 to TerraForm Power’s Form 8-K filed on December 21, 2015).

10.31
Amended and Restated Purchase and Sale Agreement, dated as of December 15, 2015, by and between Invenergy Wind Global LLC and TerraForm IWG Acquisition Holdings III, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on December 21, 2015).

10.32
Raleigh Asset Purchase and Sale Agreement, dated as of June 30, 2015, by and between Invenergy Wind Canada Green Holdings ULC, TerraForm IWG Ontario Holdings LLC, Invenergy Wind Global LLC, Marubeni Corporation and Caisse de Dépôt et Placement du Québec (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2015).

10.33
First Amending Agreement, dated as of December 15, 2015, by and between Invenergy Wind Canada Green Holdings ULC and TerraForm IWG Ontario Holdings, LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed on December 21, 2015).

10.34
Settlement Agreement, dated as of March 6, 2017, by and among TerraForm Power, Inc., TerraForm Power, LLC, TerraForm Power Operating, LLC, SunEdison Inc. and the other parties named therein (incorporated by reference to Exhibit 2.2 to the Registrant’s Form 8-K filed on March 7, 2017).

10.35
Voting and Support Agreement, dated as of March 6, 2017, by and among Orion US Holdings 1 L.P., BRE TERP Holdings Inc., SunEdison, Inc., SunEdison Holdings Corporation, SUNE ML1, LLC and TerraForm Power, Inc. (incorporated by reference to Exhibit 2.3 to the Registrant’s Form 8-K filed on March 7, 2017).

10.36
TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A, File No. 333-196345, filed on June 13, 2014).

10.37	Form of Restricted Stock United Agreement For Employees (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1/A, File No. 333-1, filed on July 16, 2014).

10.38	Form of Restricted Stock United Agreement For Directors (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1/A, File No. 333-1, filed on July 16, 2014).

10.39	Retention Bonus Award Letter to Rebecca Cranna dated April 7, 2016 (incorporated by reference to Exhibit 10.44 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.40	Letter Agreement between Rebecca Cranna and TerraForm Power, Inc. dated July 5, 2016 (incorporated by reference to Exhibit 10.45 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.41
Letter Agreement, dated as of August 30, 2016, by and among TerraForm Power, Inc., TerraForm Global, Inc. and Rebecca Cranna (incorporated by reference to Exhibit 10.46 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.42	Bonus Award Letter to Rebecca Cranna dated December 12, 2016 (incorporated by reference to Exhibit 10.47 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.43	Letter Agreement, dated as of December 20, 2016, between TerraForm Power, Inc. and Rebecca Cranna (incorporated by reference to Exhibit 10.48 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.44
Letter Agreement Regarding Accelerated Vesting between Rebecca Cranna and TerraForm Power, Inc. dated December 20, 2016 (incorporated by reference to Exhibit 10.49 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.45	Retention Bonus Award Letter to Rebecca Cranna dated April 10, 2017 (incorporated by reference to Exhibit 10.50 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.46	Retention Bonus Award Letter to Sebastian Deschler dated April 7, 2016 (incorporated by reference to Exhibit 10.51 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.47	Letter Agreement between Sebastian Deschler and TerraForm Power, Inc. dated July 5, 2016 (incorporated by reference to Exhibit 10.52 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.48
Letter Agreement, dated as of August 25, 2016 by and among TerraForm Power, Inc., TerraForm Global, Inc. and Sebastian Deschler (incorporated by reference to Exhibit 10.53 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.49	Bonus Award Letter to Sebastian Deschler dated December 12, 2016 (incorporated by reference to Exhibit 10.54 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.50
Letter Agreement, dated as of December 20, 2016, between TerraForm Power, Inc. and Sebastian Deschler (incorporated by reference to Exhibit 10.55 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.51
Letter Agreement Regarding Accelerated Vesting between Sebastian Deschler and TerraForm Power, Inc. dated December 20, 2016 (incorporated by reference to Exhibit 10.56 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.52	Retention Bonus Award Letter to Sebastian Deschler dated April 10, 2017 (incorporated by reference to Exhibit 10.57 to TerraForm Power’s Form 10-K filed on July 21, 2017).

10.53
Credit and Guaranty Agreement, dated as of December 15, 2015, among TerraForm Private Operating II, LLC, as borrower, TerraForm Private II, LLC, as a guarantor, certain subsidiaries of TerraForm Private Operating II, LLC, as guarantors, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.58 to TerraForm Power’s Form 10K filed on July 21, 2017).

10.54
Transition Services Agreement, dated September 7, 2017, between TerraForm Power, LLC and SunEdison, Inc. (incorporated by reference to Exhibit 10.1 to the TerraForm Power’s Periodic Report on Form 8-K filed on September 11, 2017).

10.55
Master Services Agreement, dated as of October 16, 2017, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Global Renewable Energy Advisor Limited, TerraForm Power, Inc., TerraForm Power, LLC and TerraForm Power Operating, LLC (incorporated by reference to Exhibit 10.1 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.56
Relationship Agreement, dated as of October 16, 2017, by and among Brookfield Asset Management Inc., TerraForm Power, Inc., TerraForm Power, LLC and TerraForm Power Operating, LLC (incorporated by reference to Exhibit 10.2 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.57
Governance Agreement, dated as of October 16, 2017, by and among TerraForm Power, Inc., Orion US Holdings 1 L.P. and each member of the Sponsor Group that by the terms of the Governance Agreement becomes a party thereto (incorporated by reference to Exhibit 10.3 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.58
Brookfield Registration Rights Agreement, dated as of October 16, 2017, by and among Orion US Holdings 1 L.P. and TerraForm Power, Inc. (incorporated by reference to Exhibit 10.4 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.59
SunEdison Registration Rights Agreement, dated as of October 16, 2017, by and among TerraForm Power, Inc., SunEdison, Inc., SunEdison Holdings Corporation and SUNE ML 1, LLC (incorporated by reference to Exhibit 10.5 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.60
Second Amended and Restated TERP LLC Operating Agreement, dated as of October 16, 2017, by and among TerraForm Power, Inc. and BRE Delaware Inc. (incorporated by reference to Exhibit 10.6 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.61
Credit Agreement, dated as of October 16, 2017, by and among TerraForm Power, Inc., as Borrower, and Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario, and Brookfield Finance Luxembourg S.ÀR.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, as Lenders (incorporated by reference to Exhibit 10.7 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.62
Credit and Guaranty Agreement, dated as of October 17, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of TerraForm Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and HSBC Bank USA, National Association, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the TerraForm Power’s Form 8-K filed on October 17, 2017).

10.63
Term Loan and Guaranty Agreement, dated as of November 8, 2017, among TerraForm Power Operating, LLC, as borrower, TerraForm Power, LLC, as a guarantor, certain subsidiaries of TerraForm Power Operating, LLC, as guarantors, the lenders party thereto from time to time, and Royal Bank of Canada, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to TerraForm Power’s Form 8-K filed on November 13, 2017).

21.1	List of Subsidiaries of TerraForm Power, Inc. (incorporated by reference to Exhibit 21.1 to TerraForm Power's Form 10-K filed on July 21, 2017)

23.1	Consent of KPMG LLP – TerraForm Power, Inc.

** Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.